Exhibit 10.1

FIVE-YEAR CREDIT AGREEMENT

dated as of
May 23, 2014

among

GENERAL MILLS, INC.,

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent,

and

The Other Financial Institutions Party Hereto

BANK OF AMERICA, N.A.

BARCLAYS BANK PLC

CITIBANK, N.A. and

DEUTSCHE BANK SECURITIES INC.,
Syndication Agents

J.P. MORGAN SECURITIES LLC
BARCLAYS BANK PLC

CITIGROUP GLOBAL MARKETS INC.

DEUTSCHE BANK SECURITIES INC. and

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,
Joint Lead Arrangers and Joint Bookrunners

i

SCHEDULES

Pricing Schedule
Schedule 2.01	Revolving Commitment of each Bank

EXHIBITS

Exhibit A	–	Notice of Borrowing
Exhibit B	–	Notice of Conversion/Continuation
Exhibit C	–	Assignment and Assumption Agreement
Exhibit D	–	Note
Exhibits E-1 to E-4	–	U.S. Tax Compliance Certificates

FIVE-YEAR CREDIT AGREEMENT

This FIVE-YEAR CREDIT AGREEMENT is entered into as of May 23, 2014, among General Mills, Inc., a Delaware corporation (the “Company”), the several financial institutions from time to time party to this Agreement (collectively, the “Banks”; individually, a “Bank”), and JPMorgan Chase Bank, N.A., as Administrative Agent.

WHEREAS, the Banks have agreed to make available to the Company a revolving credit facility upon the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties agree as follows:

ARTICLE 1
DEFINITIONS

SECTION 1.01. Defined Terms. In addition to the terms defined elsewhere in this Agreement, the following terms have the following meanings:

“Additional Bank” has the meaning specified in subsection 2.14(b).

“Administrative Agent” means JPMorgan Chase in its capacity as administrative agent for the Banks hereunder, and any successor in such capacity.

“Administrative Agent-Related Persons” means JPMorgan Chase and any successor Administrative Agent arising under Section 9.09, together with their respective Affiliates, and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

“Administrative Questionnaire” means, with respect to each Bank, an administrative questionnaire in the form prepared by the Administrative Agent, completed by such Bank and returned to the Administrative Agent (with a copy to the Company).

“Affiliate” means, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the other Person, whether through the ownership of voting securities, by contract or otherwise. Without limitation, any director, executive officer or beneficial owner of 10% or more of the equity of a Person shall for the purposes of this Agreement, be deemed to control the other Person. Notwithstanding the foregoing, no Bank shall be deemed an “Affiliate” of the Company or of any Subsidiary of the Company.

“Agent” means any of the Administrative Agent or the Syndication Agents.

“Agent’s Payment Office” means the address for payments set forth on the signature page hereto in relation to the Administrative Agent or such other address as the Administrative Agent may from time to time specify in accordance with Section 10.02.

“Aggregate Revolving Commitment” means the combined Revolving Commitments of the Banks, in the initial amount of One Billion Dollars ($1,000,000,000), as such amount may be increased pursuant to Section 2.14, or reduced from time to time pursuant to the provisions of this Agreement.

“Agreement” means this Credit Agreement, as amended from time to time in accordance with the terms hereof.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Company or its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Margin” means:

(i)                                with respect to Base Rate Loans, the applicable Base Rate Margin set forth in the Pricing Schedule; and

(ii)                             with respect to Offshore Rate Loans, the applicable Offshore Rate Margin set forth in the Pricing Schedule.

“Approved Fund” means any Fund that is managed (whether as manager or administrator) by (i) a Bank, (ii) an Affiliate of a Bank or (iii) an entity or an Affiliate of an entity that administers or manages a Bank.

“Assignee” has the meaning specified in subsection 10.09(a).

“Assignment and Assumption Agreement” has the meaning specified in subsection 10.09(a).

“Attorney Costs” means and includes all reasonable fees and reasonable out-of-pocket disbursements of any law firm or other external counsel, the reasonable allocated cost of internal legal services and all reasonable out-of-pocket disbursements of internal counsel.

“Bank” has the meaning specified in the introductory clause hereto; provided that if and to the extent any Bank obtains funding for its Loans hereunder from a domestic bank Affiliate of such Bank, all references to such “Bank” in Sections 3.02 and 3.03 hereof shall be deemed to include such domestic bank Affiliate.

“Bank of America” means Bank of America, N.A. and its successors.

“Bank Party” has the meaning specified in Section 10.07.

“Bankruptcy Code” means the Federal Bankruptcy Reform Act of 1978 (11 U.S.C. § 101, et seq.).

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of an Insolvency Proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Barclays” means Barclays Bank PLC and its successors.

“Base Rate” means, for any day, a rate per annum equal to the highest of (a) the Prime Rate in effect on such day, (b) 0.50% per annum above the Federal Funds Rate in effect on such day and (c) 1% above the Offshore Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day).

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Borrowing” means a borrowing hereunder consisting of Loans made to the Company on the same day by the Banks pursuant to Article 2.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close and, if the applicable Business Day relates to any Offshore Rate Loan, means such a day on which dealings are carried on in the London interbank market.

“Capital Lease” has the meaning specified in the definition of “Capital Lease Obligations”.

“Capital Lease Obligations” means all material monetary obligations of the Company or any of its Subsidiaries under any leasing or similar arrangement which, in accordance with GAAP, is classified as a capital lease (“Capital Lease”).

“CGMI” means Citigroup Global Markets Inc. and its successors.

“Change in Law” means the occurrence, after the date of this Agreement (or with respect to any Bank, if later, the date on which such Bank becomes a Bank), of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority, or (c) the making or issuance of any request, rules, guideline, requirement or directive (whether or not having the force of law) by any Governmental Authority.

“Closing Date” means the date on which all conditions precedent set forth in Section 4.01 are satisfied or waived by all Banks.

“Code” means the Internal Revenue Code of 1986, as amended, and regulations promulgated thereunder.

“Commitment Percentage” means, as to any Bank, the percentage equivalent of such Bank’s Revolving Commitment divided by the Aggregate Revolving Commitment.

“Company” has the meaning specified in the introductory clause hereto.

“Contingent Obligation” means, as applied to any Person, any direct or indirect liability of that Person with respect to any Indebtedness, lease, dividend, Surety Instrument or other obligation (the “primary obligations”) of another Person (the “primary obligor”), including any obligation of that Person, whether or not contingent, (a) to purchase, repurchase or otherwise acquire such primary obligations or any property constituting direct or indirect security therefor, or (b) to advance or provide funds (i) for the payment or discharge of any such primary obligation, or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor, or (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (d) otherwise to assure or hold harmless the holder of any such primary obligation against loss in respect thereof; in each case (a), (b), (c) or (d), including arrangements wherein the rights and remedies of the holder of the primary obligation are limited to repossession or sale of certain property of such Person. The amount of any Contingent Obligation shall be deemed equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or if indeterminable, the maximum reasonably anticipated liability in respect thereof.

“Contractual Obligations” means, as to any Person, any provision of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument, document or agreement to which such Person is a party or by which it or any of its property is bound and which is material to such Person.

“Controlled Group” means the Company and all Persons (whether or not incorporated) under common control or treated as a single employer with the Company pursuant to Section 414(b), (c), (m) or (o) of the Code.

“Conversion Date” means any date on which the Company converts, either pursuant to a Notice of Conversion/Continuation or by automatic conversion pursuant to Section 2.04, a Base Rate Loan to an Offshore Rate Loan, or an Offshore Rate Loan to a Base Rate Loan.

“Credit Exposure” means, with respect to any Bank at any time, (i) the amount of its Revolving Commitment (whether used or unused) at such time or (ii) if the Revolving Commitments have terminated in their entirety, the aggregate outstanding principal amount of its Loans at such time.

“DBSI” means Deutsche Bank Securities Inc. and its successors.

“Default” means any event or circumstance which, with the giving of notice, the lapse of time, or both, would (if not cured or otherwise remedied during such time) constitute an Event of Default.

“Defaulting Bank” means any Bank that (a) has failed to (i) fund any portion of its Loans within two Business Days of the date required to be funded, or (ii) pay over to the Administrative Agent or any Bank any other amount required to be paid by it hereunder within two Business Days of the date required to be paid, unless in each case such Bank notifies the Administrative Agent in writing that such failure is the result of such Bank’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Company or the Administrative Agent in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Bank’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by the Administrative Agent, acting in good faith, to provide a certification in writing from an authorized officer of such Bank that it will comply with its obligations to fund prospective Loans under this Agreement, provided that such Bank shall cease to be a Defaulting Bank pursuant to this clause (c) upon the Administrative Agent’s receipt of such certification in form and substance satisfactory to it, or (d) has become (or has a Parent that has become) the subject of a Bankruptcy Event.

“Dollars”, “dollars” and “$” each mean lawful money of the United States.

“Domestic Lending Office” means, with respect to each Bank, the office of that Bank designated as such in the signature pages hereto or such other office of the Bank as it may from time to time specify to the Company and the Administrative Agent.

“Eligible Assignee” means (a) any Bank; (b) any Affiliate of a Bank; (c) any Approved Fund; and (d) any other Person (other than a natural Person) approved by (i) the Administrative Agent and (ii) unless (x) such Person is taking delivery of an assignment in connection with physical settlement of a credit derivatives transaction or (y) an Event of Default has occurred and is continuing, the Company (each such approval not to be unreasonably withheld or delayed, and in any event, the Company shall be deemed to have approved any such Person unless it shall object thereto by written notice to the Administrative Agent within ten Business Days after it receives a written request for approval thereof); provided that none of the Company or its Affiliates shall be an Eligible Assignee.

“Environmental Claims” means all claims, however asserted, by any Governmental Authority or other Person alleging potential liability or responsibility for violation of any Environmental Law, or for release or injury to the environment or threat to public health, personal injury (including sickness, disease or death), property damage, natural resources damage, or otherwise alleging liability or responsibility for damages (punitive or otherwise), cleanup, removal, remedial or response costs, restitution, civil or criminal penalties, injunctive relief, or other type of relief, resulting from or based upon the presence, placement, discharge, emission or release (including intentional and unintentional, negligent and non-negligent, sudden or non-sudden, accidental or non-accidental, placement, spills, leaks, discharges, emissions or releases) of any Hazardous Material at, in, or from Property, whether or not owned by the Company.

“Environmental Laws” means all federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authorities, in each case relating to environmental, health, safety and land use matters; including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Clean Air Act, the Federal Water Pollution Control Act of 1972, the Solid Waste Disposal Act, the Federal Resource Conservation and Recovery Act, the Toxic Substances Control Act and the Emergency Planning and Community Right-to-Know Act.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Company within the meaning of Section 414(b), 414(c) or 414(m) of the Code.

“ERISA Event” means (a) a Reportable Event with respect to a Qualified Plan or a Multiemployer Plan; (b) a withdrawal by the Company or any ERISA Affiliate from a Qualified Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA); (c) a complete or partial withdrawal by the Company or any ERISA Affiliate from a Multiemployer Plan; (d) the filing of a notice of intent to terminate, the treatment of a plan amendment as a termination under Section 4041 or 4041A of ERISA or the commencement of proceedings by the PBGC to terminate a Qualified Plan or Multiemployer Plan subject to Title IV of ERISA; (e) a failure by the Company or any member of the Controlled Group to make required contributions to a Qualified Plan or Multiemployer Plan; (f) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Qualified Plan or Multiemployer Plan; (g) the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Company or any ERISA Affiliate; or (h) an application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code with respect to any Plan.

“Eurodollar Reserve Percentage” has the meaning specified in the definition of “Offshore Rate”.

“Event of Default” has the meaning specified in Section 8.01.

“Exchange Act” means the Securities and Exchange Act of 1934, and regulations promulgated thereunder.

“Existing Agreement” means the Three-Year Credit Agreement, dated as of April 16, 2012, as amended, among the Company, certain financial institutions and JPMorgan Chase as administrative agent.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Rate” means, for any day, the rate set forth in the weekly statistical release designated as H.15(519), or any successor publication, published by the Federal Reserve Board (including any such successor, “H.15(519)”) for such day opposite the caption “Federal Funds (Effective)”. If on any relevant day such rate is not yet published in H.15(519), the rate for such day will be the rate set forth in the daily statistical release designated as the Composite 3:30 p.m. Quotations for U.S. Government Securities, or any successor publication, published by the Federal Reserve Bank of New York (including any such successor, the “Composite 3:30 p.m. Quotation”) for such day under the caption “Federal Funds Effective Rate”. If on any relevant day the appropriate rate for such previous day is not yet published in either H.15(519) or the Composite 3:30 p.m. Quotations, the rate for such day will be the arithmetic mean as determined by the Administrative Agent of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 a.m. (New York City time) on that day by each of three leading brokers of Federal funds transactions in New York City selected by the Administrative Agent.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System, or any entity succeeding to any of its principal functions.

“Fee Letters” means those certain letter agreements dated May 1, 2014 among the Company and each of (i) JPMorgan Chase and J.P. Morgan Securities, (ii) Bank of America and Merrill Lynch, (iii) Barclays, (iv) CGMI and (v) Deutsche Bank AG New York Branch and DBSI.

“Form W-8BEN” has the meaning specified in subsection 3.01(f).

“Form W-8ECI” has the meaning specified in subsection 3.01(f).

“Form W-8IMY” has the meaning specified in subsection 3.01(f).

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in purchasing, holding or otherwise investing in commercial loans in the ordinary course of its business.

“GAAP” means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession), or in such other statements by such other entity as may be in general use by significant segments of the U.S. accounting profession, which are applicable to the circumstances as of the date of determination.

“Granting Bank” has the meaning specified in subsection 10.09(e).

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government (including any supra-national bodies such as the European Union, the European Central Bank and the Basel Committee on Banking Supervision), and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

“Hazardous Materials” means all those substances which are regulated by, or which may form the basis of liability under, any Environmental Law, including all substances identified under any Environmental Law as a pollutant, contaminant, hazardous waste, hazardous constituent, special waste, hazardous substance, hazardous material, or toxic substance, or petroleum or petroleum derived substance or waste.

“Increased Revolving Commitments” has the meaning specified in subsection 2.14(a).

“Indebtedness” of any Person means, without duplication, (a) all indebtedness for borrowed money; (b) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (other than trade payables entered into in the Ordinary Course of Business pursuant to ordinary terms); (c) all non-contingent reimbursement or payment obligations with respect to Surety Instruments; (d) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses (other than trade payables entered into in the Ordinary Course of Business); (e) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to Property acquired by the Person (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property); (f) all Capital Lease Obligations; and (g) all net obligations with respect to Rate Contracts.

“Indemnified Person” has the meaning specified in Section 10.05.

“Indemnified Liabilities” has the meaning specified in Section 10.05.

“Insolvency Proceeding” means (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors; in each case (a) and (b) undertaken under U.S. Federal, State or foreign law, including the Bankruptcy Code.

“Interest Payment Date” means, with respect to any Offshore Rate Loan, the last day of the Interest Period applicable to such Loan and, with respect to Base Rate Loans, the last Business Day of each calendar quarter and each date a Base Rate Loan is converted into an Offshore Rate Loan; provided, however, that if any Interest Period for an Offshore Rate Loan exceeds three months, the date which falls three months after the beginning of such Interest Period and after each Interest Payment Date thereafter shall also be an Interest Payment Date.

“Interest Period” means, with respect to any Offshore Rate Loan, the period commencing on the Business Day the Loan is disbursed or continued or on the Conversion Date on which the Loan is converted to the Offshore Rate Loan and ending on the date one week or one, two, three or six months (or, if available, as determined by the Majority Banks, twelve months) thereafter, as selected by the Company in its Notice of Borrowing or Notice of Conversion/Continuation;

provided that:

(i)                                     if any Interest Period would otherwise end on a day which is not a Business Day, that Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Business Day;

(ii)                                  any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii)                               no Interest Period may end after the Revolving Termination Date.

“JPMorgan Chase” means JPMorgan Chase Bank, N.A. and its successors.

“J.P. Morgan Securities” means J.P. Morgan Securities LLC and its successors.

“Lead Arrangers” means J.P. Morgan Securities, Barclays, CGMI, DBSI and Merrill Lynch.

“Lending Office” means, with respect to any Bank, the office or offices of the Bank specified as its “Lending Office” or “Domestic Lending Office” or “Offshore Lending Office”, as the case may be, in its Administrative Questionnaire, or such other office or offices of the Bank as it may from time to time notify the Company and the Administrative Agent.

“LIBOR” has the meaning specified in the definition of “Offshore Base Rate”.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, charge or deposit arrangement, encumbrance, lien (statutory or other) or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including those created by, arising under or evidenced by any conditional sale or other title retention agreement, the interest of a lessor under a Capital Lease Obligation, any financing lease having substantially the same economic effect as any of the foregoing, or the filing of any financing statement naming the owner of the asset to which such lien relates as debtor, under the UCC or any comparable law) and any contingent or other agreement to provide any of the foregoing, but not including the interest of a lessor under an Operating Lease.

“Loan” means an extension of credit by a Bank to the Company pursuant to Article 2, and may be a Base Rate Loan or an Offshore Rate Loan.

“Loan Documents” means this Agreement and all documents delivered by the Company to the Administrative Agent in connection herewith.

“Majority Banks” means at any time Banks then holding more than 50% of the aggregate amount of the Credit Exposures at such time (exclusive in each case of the Credit Exposure(s) of Defaulting Banks).

“Margin Stock” means “margin stock” as such term is defined in Regulation T, U or X of the Federal Reserve Board.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, any of the operations, business, properties or condition (financial or otherwise) of the Company and its Subsidiaries taken as a whole; (b) a material impairment of the ability of the Company to perform under any Loan Document and avoid any Event of Default; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability of any Loan Document.

“Material Subsidiary” means any Subsidiary of the Company, whether now owned or hereafter formed or acquired, whose total assets at any time equal or exceed ten percent (10%) of the Company’s total assets as shown on the Company’s consolidated balance sheet for its most recent fiscal quarter.

“Merrill Lynch” means Merrill Lynch, Pierce, Fenner & Smith Incorporated and its successors.

“Multiemployer Plan” means a “multiemployer plan” (within the meaning of Section 4001(a)(3) of ERISA) and to which any member of the Controlled Group makes, is making, or is obligated to make contributions or, during the preceding three calendar years, has made, or been obligated to make, contributions.

“Note” has the meaning set forth in Section 2.02(b).

“Notice of Borrowing” means a notice given by the Company to the Administrative Agent pursuant to Section 2.03, in substantially the form of Exhibit A.

“Notice of Conversion/Continuation” means a notice given by the Company to the Administrative Agent pursuant to Section 2.04, in substantially the form of Exhibit B.

“Notice of Lien” means any “notice of lien” or similar document intended to be filed or recorded with any court, registry, recorder’s office, central filing office or other Governmental Authority for the purpose of evidencing, creating, perfecting or preserving the priority of a Lien securing obligations owing to a Governmental Authority.

“Obligations” means all Loans, advances, debts, liabilities, obligations, covenants and duties owing by the Company to any Bank, the Administrative Agent, or any other Indemnified Person, that arises under any Loan Document, whether or not for the payment of money, whether arising by reason of an extension of credit, loan, guaranty, indemnification or in any other manner, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired.

“Offshore Base Rate” has the meaning specified in the definition of “Offshore Rate”.

“Offshore Lending Office” means with respect to each Bank, the office of such Bank designated as such in its Administrative Questionnaire or such other office of such Bank as such Bank may from time to time specify to the Company and the Administrative Agent.

“Offshore Rate” means for any Interest Period with respect to any Offshore Rate Loan, a rate per annum determined by the Administrative Agent pursuant to the following formula; provided that such Offshore Rate shall never be less than 0%:

Offshore Rate =	Offshore Base Rate
1.00 - Eurodollar Reserve Percentage

Where,

“Offshore Base Rate” means, for such Interest Period:

(a)                                 the rate per annum (carried out to the fifth decimal place) equal to the LIBOR Rate as administered by the ICE Benchmark Administration (or any other Person that takes over the administration of such rate) (“LIBOR”) for deposits in Dollars (for delivery on the first day of such Interest Period) with a term approximately equivalent to such Interest Period, appearing on Reuters Screen LIBOR01 Page as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, or

(b)                                 in the event the rate referenced in the preceding subsection (a) does not appear on such page or service or such page or service shall cease to be available, the rate per annum (carried out to the fifth decimal place) equal to the rate determined by the Administrative Agent to be the offered rate on such other page or other service that displays a quotation of LIBOR for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, or

(c)                                  in the event the rates referenced in the preceding subsections (a) and (b) are not available, the rate per annum determined by the Administrative Agent as the rate of interest at which Dollar deposits (for delivery on the first day of such Interest Period) in same day funds in the approximate amount of the applicable Offshore Rate Loan and with a term equivalent to such Interest Period would be offered by its London Branch to major banks in the offshore Dollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period.

“Eurodollar Reserve Percentage” means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, rounded upward to the next 1/100th of 1%) in effect on such day, whether or not applicable to any Bank, under regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”). The Offshore Rate for each outstanding Offshore Rate Loan shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.

“Offshore Rate Loan” means a Loan that bears interest based on the Offshore Rate.

“Operating Lease” means, as applied to any Person, any lease of Property which is not a Capital Lease.

“Ordinary Course of Business” means, in respect of any transaction involving the Company or any Subsidiary of the Company, the ordinary course of such Person’s business, as conducted by any such Person and undertaken by such Person in good faith and not for purposes of evading any covenant or restriction in any Loan Document.

“Organization Documents” means, for any corporation, the certificate or articles of incorporation, the bylaws, any certificate of determination or instrument relating to the rights of preferred shareholders of such corporation, any shareholder rights agreement, and all applicable resolutions of the board of directors (or any committee thereof) of such corporation.

“Other Taxes” has the meaning specified in subsection 3.01(b).

“Parent” means, with respect to any Bank, any Person controlling such Bank.

“Participant” has the meaning specified in subsection 10.09(b).

“Participant Register” has the meaning specified in subsection 10.09(c).

“Patriot Act” means, the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) .

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any of its principal functions under ERISA.

“Person” means an individual, partnership, corporation, business trust, limited liability company, joint stock company, trust, unincorporated association, joint venture or Governmental Authority.

“Plan” means a Multiemployer Plan or a Qualified Plan.

“Pricing Schedule” means the schedule attached hereto and identified as such.

“Prime Rate” means, for any day, the rate of interest in effect for such day as publicly announced from time to time by JPMorgan Chase in New York City as its “prime rate”. It is a rate set by JPMorgan Chase based upon various factors including JPMorgan Chase’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in the prime rate announced by JPMorgan Chase shall take effect at the opening of business on the day specified in the public announcement of such change.

“Property” means any estate or interest in any kind of property or asset, whether real, personal or mixed, and whether tangible or intangible.

“Qualified Plan” means a pension plan intended to be tax-qualified under Section 401(a) of the Code, which is subject to Title IV of ERISA and which any member of the Controlled Group sponsors, maintains, or to which it makes, is making or is obligated to make contributions, or in the case of a multiple employer plan (as described in Section 4064(a) of ERISA) has made contributions at any time during the immediately preceding period covering at least five (5) plan years, but excluding any Multiemployer Plan.

“Rate Contracts” means swap agreements (as such term is defined in Section 101 of the Bankruptcy Code) and any other agreements or arrangements designed to provide protection against fluctuations in interest rates.

“Ratio of Earnings to Fixed Charges” means the “Ratio of Earnings to Fixed Charges” as reported by the Company in its most recent Form 10-K Annual Report filed with the Securities and Exchange Commission or in its most recent officer’s certificate delivered pursuant to subsection 6.01(c); provided that the components of the numerator and denominator of such ratio are computed in each such filing or certificate in the same manner as computed in the Company’s Form 10-K Annual Report for the period ended May 26, 2013. For purposes of computing this ratio, earnings represent earnings before income taxes and after-tax earnings of joint ventures, distributed income of equity investees, fixed charges, and amortization of capitalized interest, net of interest capitalized. Fixed charges represent gross interest expense (excluding interest on taxes) and subsidiary preferred distributions to noncontrolling interest holders, plus one-third (the proportion deemed representative of the interest factor) of rent expense.

“Register” has the meaning set forth in subsection 2.02(a).

“Reportable Event” means, as to any Plan, (a) any of the events set forth in Section 4043(b) of ERISA or the regulations thereunder, other than any such event for which the 30-day notice requirement under ERISA has been waived in regulations issued by the PBGC, (b) a withdrawal from a Plan described in Section 4063 of ERISA, or (c) a cessation of operations described in Section 4062(e) of ERISA.

“Requirement of Law” means, as to any Person, any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or of a Governmental Authority, in each case applicable to or binding upon the Person or any of its property or to which the Person or any of its property is subject.

“Responsible Officer” means the chief executive officer, any vice chairman or the president of the Company, or any other officer having substantially the same authority and responsibility; or, with respect to compliance with financial covenants, the chief financial officer, the treasurer, the senior vice president, corporate finance or any director of finance of the Company, or any other officer having substantially the same authority and responsibility.

“Revolving Commitment” means, with respect to each Bank, the amount set forth opposite such Bank’s name in Schedule 2.01 under the heading “Revolving Commitment”, as such amount may be increased pursuant to Section 2.14, or from time to time be reduced pursuant to Section 2.05, or increased or reduced as a result of one or more assignments pursuant to Section 10.09.

“Revolving Termination Date” means the earlier to occur of:

(a)                                 May 23, 2019; and

(b)                                 the date on which the Aggregate Revolving Commitment shall terminate in accordance with the provisions of this Agreement.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

“Sanctioned Country” means, at any time, a country or territory which is the subject or target of any Sanctions.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the United Nations Security Council, the European Union or any member state of the European Union, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person controlled by any such Person.

“SEC” means the Securities and Exchange Commission, or any entity succeeding to any of its principal functions.

“SPC” has the meaning specified in subsection 10.09(e).

“Subsidiary” of a Person means any corporation, association, partnership, joint venture or other business entity of which more than 50% of the Voting Stock or other equity interests (in the case of Persons other than corporations), is owned or controlled directly or indirectly by the Person, or one or more of the Subsidiaries of the Person, or a combination thereof. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Company.

“Surety Instruments” means all letters of credit (including standby and commercial), banker’s acceptances, bank guaranties, shipside bonds, surety bonds and similar instruments.

“Syndication Agents” means each of Bank of America, Barclays, Citibank, N.A. and DBSI, in its capacity as a syndication agent in respect of this Agreement.

“Taxes” has the meaning specified in subsection 3.01(a).

“Total Outstanding Amount” means at any time the aggregate outstanding principal amount of the Loans at such time after giving effect, if one or more Loans are being made at such time, to any substantially concurrent application of the proceeds thereof to repay other Loans.

“Tranche” means a group of Offshore Rate Loans having the same Interest Period.

“Transferee” has the meaning specified in Section 10.10.

“Type” means, as to any Loan, its nature as a Base Rate Loan or an Offshore Rate Loan.

“UCC” means the Uniform Commercial Code as in effect in the State of New York.

“Unfunded Pension Liabilities” means the excess of a Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Plan’s assets, determined in accordance with the assumptions used by the Plan’s actuaries for funding the Plan pursuant to Section 412 of the Code for the applicable plan year.

“United States” and “U.S.” each means the United States of America.

“U.S. Tax Compliance Certificate” has the meaning specified in subsection 3.01(f).

“Voting Stock” means shares of stock of a corporation of any class or classes (however designated) having ordinary voting power for the election of a majority of the members of the board of directors (or other governing body) of such corporation, other than stock having such power only by reason of the happening of a contingency.

“Withdrawal Liabilities” means, as of any determination date, the aggregate amount of the liabilities, if any, pursuant to Section 4201 of ERISA if the Controlled Group made a complete withdrawal from all Multiemployer Plans and any increase in contributions pursuant to Section 4243 of ERISA.

SECTION 1.02. Other Interpretive Provisions.

(a)                       Defined Terms. Unless otherwise specified herein or therein, all terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto. The meaning of defined terms shall be equally applicable to the singular and plural forms of the defined terms. Terms (including uncapitalized terms) not otherwise defined herein and that are defined in the UCC shall have the meanings therein described.

(b)                       The Agreement. The words “hereof”, “herein”, “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement; and subsection, section, schedule and exhibit references are to this Agreement unless otherwise specified.

(c)                        Certain Common Terms.

(i)                       The term “documents” includes any and all instruments, documents, agreements, certificates, indentures, notices and other writings, however evidenced.

(ii)                    The term “including” is not limiting and means “including without limitation”.

(d)                       Performance; Time. Whenever any performance obligation hereunder shall be stated to be due or required to be satisfied on a day other than a Business Day, such performance shall be made or satisfied on the next succeeding Business Day. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including”. If any provision of this Agreement refers to any action taken or to be taken by any Person, or which such Person is prohibited from taking, such provision shall be interpreted to encompass any and all means, direct or indirect, of taking, or not taking, such action.

(e)                        Contracts. Unless otherwise expressly provided herein, references to agreements and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document.

(f)                         Laws. References to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting the statute or regulation.

(g)                        Captions. The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

(h)                       Independence of Provisions. The parties acknowledge that this Agreement and other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters, and that such limitations, tests and measurements are cumulative and must each be performed, except as expressly stated to the contrary in this Agreement.

SECTION 1.03. Accounting Principles. (a) Unless the context otherwise clearly requires, all accounting terms not expressly defined herein shall be construed, and all financial computations required under this Agreement shall be made, in accordance with GAAP, consistently applied.

(b)                                 References herein to “fiscal year” and “fiscal quarter” refer to such fiscal periods of the Company.

ARTICLE 2
THE CREDIT

SECTION 2.01. The Revolving Credit. Each Bank severally agrees, on the terms and conditions hereinafter set forth, to make Loans to the Company from time to time on any Business Day during the period from the Closing Date to the Revolving Termination Date, in an amount such that (i) the aggregate principal amount of Loans by such Bank at any one time outstanding shall not exceed the amount of its Revolving Commitment and (ii) the Total Outstanding Amount shall not exceed the Aggregate Revolving Commitment. Within the limits of each Bank’s Revolving Commitment, and subject to the other terms and conditions hereof, the Company may borrow under this Section 2.01, prepay pursuant to Section 2.06 and reborrow pursuant to this Section 2.01.

SECTION 2.02. Registry. (a) The Administrative Agent shall maintain a register (the “Register”) on which it will record the Revolving Commitment of each Bank, each Loan made by such Bank and each repayment of any Loan made by such Bank. Any such recordation by the Administrative Agent on the Register shall be conclusive, absent manifest error. With respect to any Bank, the assignment or other transfer of the Revolving Commitment of such Bank and the rights to the principal of, and interest on, any Loan made and Note issued pursuant to this Agreement shall not be effective until such assignment or other transfer is recorded on the Register and otherwise complies with Section 10.09(a). The registration of assignment or other transfer of all or part of the Revolving Commitment, Loans and Notes for a Bank shall be recorded by the Administrative Agent on the Register only upon the acceptance by the Administrative Agent of a properly executed and delivered Assignment and Assumption Agreement referred to in Section 10.09(a), and the Administrative Agent shall make the applicable recording on the Register promptly after such acceptance. The Register shall be available at the offices where kept by the Administrative Agent for inspection by the Company and any Bank at any reasonable time upon reasonable prior notice to the Administrative Agent. The Company may not replace any Bank pursuant to Section 3.07 unless, with respect to any Loans made by such Bank, the requirements of this subsection have been satisfied. Each Bank shall record on its internal records (including computerized systems) the foregoing information as to its own Revolving Commitment and Loans. Failure to make any such recordation, or any error in such recordation, shall not affect the obligations of the Company under the Loan Documents.

(b)                       The Company hereby agrees that, upon the request of any Bank at any time, such Bank’s Loans shall be evidenced by a promissory note or notes of the Company (each a “Note”), substantially in the form of Exhibit D hereto, payable to such Bank or its registered assigns and representing the obligation of the Company to pay the unpaid principal amount of the Loans made by such Bank, with interest as provided herein on the unpaid principal amount from time to time outstanding.

SECTION 2.03. Procedure For Borrowing. (a) Each Borrowing of Loans shall be made upon the Company’s irrevocable written notice delivered to the Administrative Agent in accordance with Section 10.02 in the form of a Notice of Borrowing, which notice must be received by the Administrative Agent (i) prior to Noon (New York City time) three Business Days prior to the requested Borrowing date, in the case of Offshore Rate Loans; and (ii) prior to Noon (New York City time) on the requested Borrowing date, in the case of Base Rate Loans, specifying in each case:

(A)                 the amount of the Borrowing, which shall be in an aggregate minimum principal amount of Five Million Dollars ($5,000,000) or any multiple of One Million Dollars ($1,000,000) in excess thereof for each Type of Loan;

(B)                 the requested Borrowing date, which shall be a Business Day;

(C)                 whether the Borrowing is to be comprised of Offshore Rate Loans or Base Rate Loans; and

(D)                 the duration of the Interest Period applicable to such Loans included in such notice. If the Notice of Borrowing shall fail to specify the duration of the Interest Period for any Borrowing comprised of Offshore Rate Loans, such Interest Period shall be one month.

The exercise by the Company of the elections specified above shall be subject to the limitation that no more than ten Tranches of Offshore Rate Loans may be outstanding at any one time.

(b)                       Upon receipt of the Notice of Borrowing, the Administrative Agent will promptly notify each Bank thereof and of the amount of such Bank’s Commitment Percentage of the Borrowing.

(c)                        Each Bank will make the amount of its Commitment Percentage of the Borrowing available to the Administrative Agent for the account of the Company at the Agent’s Payment Office by 2:00 p.m. (New York City time) on the Borrowing date requested by the Company in funds immediately available to the Administrative Agent. Any such amount which is received by the Administrative Agent later than 2:00 p.m. (New York City time) shall be deemed to have been received on the immediately succeeding Business Day. The proceeds of all such Loans will then be made available to the Company by the Administrative Agent by wire transfer in accordance with written instructions provided to the Administrative Agent by the Company of like funds as received by the Administrative Agent.

(d)                       Unless the Majority Banks shall otherwise agree, during the existence of a Default or Event of Default, the Company may not elect to have a Loan be made as an Offshore Rate Loan.

SECTION 2.04. Conversion and Continuation Elections. (a) The Company may upon irrevocable written notice to the Administrative Agent in accordance with subsection 2.04(b):

(i)             elect to convert on any Business Day, any Base Rate Loans (or any part thereof in an amount not less than $5,000,000, or that is in an integral multiple of $1,000,000 in excess thereof) into Offshore Rate Loans; or

(ii)          elect to convert on any Interest Payment Date any Offshore Rate Loans maturing on such Interest Payment Date (or any part thereof in an amount not less than $5,000,000, or that is in an integral multiple of $1,000,000 in excess thereof) into Base Rate Loans; or

(iii)       elect to renew on any Interest Payment Date any Offshore Rate Loans maturing on such Interest Payment Date (or any part thereof in an amount not less than $5,000,000, or that is in an integral multiple of $1,000,000 in excess thereof).

(b)                       The Company shall deliver a Notice of Conversion/Continuation in accordance with Section 10.02 to be received by the Administrative Agent not later than Noon (New York City time) at least three Business Days in advance of the Conversion Date or continuation date, specifying in each case:

(A)                 the proposed Conversion Date or continuation date;

(B)                 the aggregate amount of Loans to be converted or renewed;

(C)                 the nature of the proposed conversion or continuation; and

(D)                 the duration of the requested Interest Period.

The exercise by the Company of the elections specified above shall be subject to the limitation that no more than ten Tranches of Offshore Rate Loans may be outstanding at any one time.

(c)                        If upon the expiration of any Interest Period applicable to Offshore Rate Loans, the Company has failed to deliver timely a Notice of Conversion/Continuation selecting a new Interest Period to be applicable to such Offshore Rate Loans or if any Default or Event of Default shall then exist, the Company shall be deemed to have elected to convert such Offshore Rate Loans into Base Rate Loans effective as of the expiration date of such current Interest Period.

(d)                       Upon receipt of a Notice of Conversion/Continuation, the Administrative Agent will promptly notify each Bank thereof, or, if no timely notice is provided by the Company, the Administrative Agent will promptly notify each Bank of the details of any automatic conversion. All conversions and continuations shall be made pro rata according to the respective outstanding principal amounts of the Loans held by each Bank with respect to which the notice was given.

(e)                        Unless the Majority Banks shall otherwise agree, during the existence of a Default or Event of Default, the Company may not elect to have a Loan converted into or continued as an Offshore Rate Loan.

SECTION 2.05. Voluntary Termination or Reduction of Commitments. The Company may, upon not less than three Business Days’ prior notice to the Administrative Agent, terminate the Aggregate Revolving Commitment or permanently reduce the Aggregate Revolving Commitment by an aggregate minimum amount of $25,000,000 or any multiple of $5,000,000 in excess thereof; provided that no such reduction or termination shall be permitted if, after giving effect thereto and to any prepayments of the Loans made on the effective date thereof, the then Total Outstanding Amount would exceed the amount of the Aggregate Revolving Commitment then in effect. Any reduction of the Aggregate Revolving Commitment shall be applied to each Bank’s Revolving Commitment in accordance with such Bank’s Commitment Percentage. All accrued facility fees to, but not including the effective date of any reduction or termination of Revolving Commitments, shall be paid on the effective date of such reduction or termination.

SECTION 2.06. Optional Payments. Subject to Section 3.04, the Company may, at any time or from time to time, upon at least three Business Day’s written notice to the Administrative Agent, ratably prepay Loans in whole or in part, in amounts of $5,000,000 or any multiple of $1,000,000 in excess thereof. Such notice of prepayment shall specify the date and amount of such prepayment and whether such prepayment is of Base Rate Loans, or Offshore Rate Loans, or any combination thereof. Such notice shall not thereafter be revocable by the Company and the Administrative Agent will promptly notify each Bank thereof and of such Bank’s Commitment Percentage of such prepayment. If such notice is given by the Company, the Company shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to each such date on the amount prepaid and any amounts required pursuant to Section 3.04.

SECTION 2.07. Repayment. The Company shall repay to the Banks in full on the Revolving Termination Date the aggregate principal amount of the Loans outstanding on the Revolving Termination Date.

SECTION 2.08. Interest. (a) Subject to subsection 2.08(c), each Loan shall bear interest on the outstanding principal amount thereof from the date when made until it becomes due at a rate per annum equal to the Offshore Rate or the Base Rate, as the case may be, plus the Applicable Margin.

(b)                       Interest on each Loan shall be paid in arrears on each Interest Payment Date. Interest shall also be paid on the date of any prepayment of Loans pursuant to Section 2.06 for the portion of the Loans so prepaid and upon payment (including prepayment) in full thereof. Any interest accrued pursuant to subsection 2.08(c) shall be paid on demand.

(c)                        If any principal of or interest on any Loan or any other fee or other amount payable by the Company under any Loan Document is not paid when due (following the expiration of any grace period specified in Article 8), whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest (after as well as before entry of judgment thereon to the extent permitted by law) at a rate per annum equal to (i) in the case of overdue principal of any

Loan, 2% plus the rate otherwise applicable to such Loan as provided in subsection 2.08(a) or (ii) in the case of any other amount, the Base Rate plus 2%.

(d)                       Anything herein to the contrary notwithstanding, the obligations of the Company hereunder shall be subject to the limitation that payments of interest shall not be required, for any period for which interest is computed hereunder, to the extent (but only to the extent) that contracting for or receiving such payment by the respective Bank would be contrary to the provisions of any law applicable to such Bank limiting the highest rate of interest which may be lawfully contracted for, charged or received by such Bank, and in such event the Company shall pay such Bank interest at the highest rate permitted by applicable law.

SECTION 2.09. Fees.

(a)                       Facility Fees. The Company shall pay to the Administrative Agent for the account of each Bank a facility fee on such Bank’s Credit Exposure, computed on a quarterly basis in arrears on the last Business Day of each calendar quarter, at a rate per annum equal to the applicable Facility Fee Rate set forth in the Pricing Schedule. Such facility fee shall accrue from the Closing Date to the Revolving Termination Date and shall be due and payable quarterly in arrears on the last Business Day of each calendar quarter commencing on June 30, 2014 through the Revolving Termination Date, with the final payment to be made on the Revolving Termination Date; provided that, in connection with any reduction or termination of the Credit Exposures pursuant to Section 2.05 or 2.06, the accrued facility fee calculated for the period ending on such date shall also be paid on the date of such reduction or termination, with the next succeeding quarterly payment, if any, being calculated on the basis of the period from the reduction date to such quarterly payment date. The facility fees provided in this subsection shall accrue at all times after the above-mentioned commencement date, including at any time during which one or more conditions in Article 4 are not met.

(b)                       Administrative Agency Fee. The Company shall pay to the Administrative Agent for the Administrative Agent’s own account an agency fee and other sums in the amount and at the times set forth in the Fee Letter with JPMorgan Chase and J.P. Morgan Securities.

SECTION 2.10. Computation of Fees and Interest. (a) All computations of interest at the Prime Rate and facility fees shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of interest and fees under this Agreement shall be made on the basis of a 360-day year and actual days elapsed, which results in more interest being paid than if computed on the basis of a 365-day year. Interest and fees shall accrue during each period during which interest or such fees are computed from the first day thereof to the last day thereof.

(b)                       The Administrative Agent will, with reasonable promptness, notify the Company and the Banks of each determination of an Offshore Rate; provided that any failure to do so shall not relieve the Company of any liability hereunder or provide the basis for any claim against the Administrative Agent. Any change in the interest rate on a Loan resulting from a change in the Eurocurrency Reserve Percentage shall become effective and shall apply to any Loans then outstanding as of the opening of business on the day on which such change becomes effective. The Administrative Agent will with reasonable promptness notify the Company and the Banks of the effective date and the amount of each such change; provided that any failure to do so shall not relieve the Company of any liability hereunder or provide the basis for any claim against the Administrative Agent.

(c)                        Each determination of an interest rate by the Administrative Agent pursuant hereto shall be conclusive and binding on the Company and the Banks in the absence of manifest error. The Administrative Agent will, at the request of the Company or any Bank, deliver to the Company or the Bank, as the case may be, a statement showing the quotations used by the Administrative Agent in determining any interest rate.

SECTION 2.11. Payments by the Company. (a) All payments (including prepayments) to be made by the Company on account of principal, interest, fees and other amounts required hereunder shall be made without set-off, recoupment or counterclaim; shall, except as otherwise expressly provided herein, be made to the Administrative Agent for the ratable account of the Banks at the Administrative Agent’s Payment Office, and shall be made in Dollars and in immediately available funds, no later than 2:00 p.m. (New York City time) on the date specified herein. The Administrative Agent will promptly distribute on such date to each Bank its Commitment Percentage (or other applicable share as expressly provided herein) of such principal, interest, fees or other amounts, in like funds as received. Any payment which is received by the Administrative Agent later than 2:00 p.m. (New York City time) shall be deemed to have been received on the immediately succeeding Business Day and any applicable interest or fee shall continue to accrue.

(b)                       Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or fees, as the case may be; subject to the provisions set forth in the definition of “Interest Period” herein.

(c)                        Unless the Administrative Agent shall have received notice from the Company prior to the date on which any payment is due to the Banks hereunder that the Company will not make such payment in full as and when required hereunder, the Administrative Agent may assume that the Company has made such payment in full to the Administrative Agent on such date in immediately available funds and the Administrative Agent may (but shall not be so required), in reliance upon such assumption, cause to be distributed to each Bank on such due date an amount equal to the amount then due such Bank. If and to the extent the Company shall not have made such payment in full to the Administrative Agent, each Bank shall repay to the Administrative Agent on demand such amount distributed to such Bank, together with interest thereon for each day from the date such amount is distributed to such Bank until the date such Bank repays such amount to the Administrative Agent, at the Federal Funds Rate as in effect for each such day.

SECTION 2.12. Payments by the Banks to the Agent. (a) Unless the Administrative Agent shall have received notice from a Bank on the Closing Date or, with respect to each Borrowing after the Closing Date, prior to 2:00 p.m. (New York City time) on the date of any proposed Borrowing, that such Bank will not make available to the Administrative Agent as and when required hereunder for the account of the Company the amount of that Bank’s Commitment Percentage of the Borrowing, the Administrative Agent may assume that each Bank has made such amount available to the Administrative Agent in immediately available funds on the Borrowing date and the Administrative Agent may (but shall not be so required), in reliance upon such assumption, make available to the Company on such date a corresponding amount. If and to the extent any Bank shall not have made its full amount available to the Administrative Agent in immediately available funds and the Administrative Agent in such circumstances has made available to the Company such amount, that Bank shall on the next Business Day following the date of such Borrowing make such amount available to the Administrative Agent, together with interest at the Federal Funds Rate for and determined as of each day during such period. A notice given by the Administrative Agent submitted to any Bank with respect to amounts owing under this subsection 2.12(a) shall be conclusive, absent manifest error. If such amount is so made available, such payment to the Administrative Agent shall constitute such Bank’s Loan on the date of Borrowing for all purposes of this Agreement. If such amount is not made available to the Administrative Agent on the next Business Day following the date of such Borrowing, the Administrative Agent shall notify the Company of such failure to fund and, upon demand by the Administrative Agent, the Company shall pay such amount to the Administrative Agent for the Administrative Agent’s account, together with interest thereon for each day elapsed since the date of such Borrowing, at a rate per annum equal to the interest rate applicable at the time to the Loans comprising such Borrowing.

(b)                       The failure of any Bank to make any Loan on any date of borrowing shall not relieve any other Bank of any obligation hereunder to make a Loan on the date of such borrowing, but no Bank shall be responsible for the failure of any other Bank to make the Loan to be made by such other Bank on the date of any borrowing.

SECTION 2.13. Sharing of Payments, Etc. If, other than as expressly provided elsewhere herein, any Bank shall obtain on account of the Loans made by it, any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) in excess of its Commitment Percentage of payments on account of the Loans obtained by all the Banks, such Bank shall forthwith (a) notify the Administrative Agent of such fact, and (b) purchase from the other Banks such participations in the Loans made by them as shall be necessary to cause such purchasing Bank to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from the purchasing Bank, such purchase shall to that extent be rescinded and each other Bank shall repay to the purchasing Bank the purchase price paid therefor, together with an amount equal to such paying Bank’s Commitment Percentage (according to the proportion of (i) the amount of such paying Bank’s required repayment to (ii) the total amount so recovered from the purchasing Bank) of any interest or other amount paid or payable by the purchasing Bank in respect of the total amount so recovered. The Company agrees that any Bank so purchasing a participation from another Bank pursuant to this Section 2.13 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off, but subject to Section 10.11) with respect to such participation as fully as if such Bank were the direct creditor of the Company in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased pursuant to this Section 2.13 and will in each case notify the Banks following any such purchases or repayments.

SECTION 2.14. Increased Commitments; Additional Banks. (a) From time to time the Company may, upon at least five days’ notice to the Administrative Agent (which shall promptly provide a copy of such notice to the Banks), increase the Aggregate Revolving Commitments by an amount not less than $10,000,000 (the amount of any such increase, the “Increased Revolving Commitments”).

(b)                       To effect such an increase, the Company may designate one or more of the existing Banks or other financial institutions acceptable to the Administrative Agent which at the time agree to (i) in the case of any such Person that is an existing Bank, increase its Revolving Commitment and (ii) in the case of any other such Person (an “Additional Bank”), become a party to this Agreement with a Revolving Commitment of not less than $10,000,000.

(c)                        Any increase in the Revolving Commitments pursuant to this Section 2.14 shall be subject to satisfaction of the following conditions:

(i)             before and after giving effect to such increase, all representations and warranties contained in Article 5 shall be true as of the date of such increase (except to the extent such representations and warranties expressly refer to an earlier date, in which case they shall be true as of such earlier date);

(ii)          at the time of such increase, no Default shall have occurred and be continuing or would result from such increase; and

(iii)       after giving effect to such increase, the increases in the Aggregate Revolving Commitments made pursuant to this Section 2.14, shall not exceed $500,000,000.

(d)                       An increase in the Aggregate Revolving Commitments pursuant to this Section 2.14 shall become effective upon the receipt by the Administrative Agent of (i) an agreement in form and substance satisfactory to the Administrative Agent signed by the Company, by each Additional Bank and by each other Bank whose Revolving Commitment is to be increased, setting forth the new Revolving Commitments of such Banks and setting forth the agreement of each Additional Bank to become a party to this Agreement and to be bound by all the terms and provisions hereof, (ii) such evidence of appropriate corporate authorization on the part of the Company with respect to the Increased Revolving Commitments and such opinions of counsel for the Company with respect to the Increased Revolving Commitments as the Administrative Agent may reasonably request and (iii) a certificate of the Company stating that the conditions set forth in subsection (c) above have been satisfied.

(e)                        Upon any increase in the Aggregate Revolving Commitments pursuant to this Section 2.14, within five Business Days, in the case of any group of Base Rate Loans then outstanding, and at the end of the then current Interest Period with respect thereto, in the case of any Offshore Rate Loans then outstanding, the Company shall prepay such Loans in their entirety and, to the extent the Company elects to do so and subject to the conditions specified in Article 4, the Company shall reborrow the Loans from the Banks in proportion to their respective Revolving Commitments after giving effect to such increase, until such time as all outstanding Loans are held by the Banks in such proportion.

ARTICLE 3
TAXES, YIELD PROTECTION AND ILLEGALITY

SECTION 3.01. Taxes. (a) Subject to subsection 3.01(g), any and all payments by or on account of any obligation of the Company under any Loan Document shall be made free and clear of, and without deduction or withholding for, any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Bank and Agent, (i) such taxes (including income taxes or franchise taxes) as are imposed on or measured by each Bank’s net income by the jurisdiction under the laws of which such Bank or Agent, as the case may be, is organized or maintains a Lending Office or any political subdivision thereof, (ii) U.S. federal withholding taxes imposed on amounts payable to or for the account of such Bank pursuant to a law in effect on the date on which the Bank acquires an interest in any Loan Document, except to the extent that, in the case of an assignment, pursuant to this Section 3.01, amounts with respect to such taxes were payable to such Bank’s assignor immediately before such Bank acquired such interest in any Loan Document, and (iii) any U.S. federal withholding taxes imposed under FATCA (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”).

(b)                       In addition, the Company shall pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any other Loan Documents (hereinafter referred to as “Other Taxes”). If any Bank becomes aware of the imposition of Other Taxes, it shall promptly notify the Company and the Administrative Agent thereof.

(c)                        Subject to subsection 3.01(g), the Company shall indemnify and hold harmless each Bank and Agent for the full amount of Taxes or Other Taxes (including any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 3.01) paid by such Bank or Agent and any liability (including penalties, interest, additions to tax and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. Payment under this indemnification shall be made within 30 days from the date such Bank or Agent makes written demand therefor in a certificate setting forth in reasonable detail the amount and nature of such payment or liability.

(d)                       If the Company or the Administrative Agent shall be required by law to deduct or withhold any Taxes or Other Taxes from or in respect of any payment by or on account of any obligation of the Company under any Loan Document, then, subject to subsection 3.01(g):

(i)             the sum payable by the Company shall be increased as necessary so that after all required deductions (including deductions applicable to additional sums payable under this Section 3.01) have been made, the applicable Bank or the Administrative Agent, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made;

(ii)          the Company or the Administrative Agent, as applicable, shall make such deductions; and

(iii)       the Company or the Administrative Agent, as applicable, shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

(e)                        Within 30 days after the date of any payment by the Company of Taxes or Other Taxes, the Company shall furnish to the Administrative Agent evidence of payment satisfactory to the Administrative Agent.

(f)                         Each Bank which is a foreign person (i.e., a person other than a U.S. Person for United States Federal income tax purposes) agrees that:

(i)             it shall, no later than the Closing Date (or, in the case of a Bank which becomes a party hereto pursuant to Section 2.14 or 10.09 after the Closing Date, the date upon which the Bank becomes a party hereto) deliver to the Administrative Agent and the Company through the Administrative Agent two accurate and complete signed originals of (A) Internal Revenue Service Form W-8ECI or any successor thereto (“Form W-8ECI”), (B) Internal Revenue Service Form W-8BEN or W-8BEN-E or any successor thereto (“Form W-8BEN”) and, in the case of a Bank claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, a certificate (a “U.S. Tax Compliance Certificate”) substantially in the form of Exhibit E-1 to the effect that such Bank is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Company within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code, or (C) Internal Revenue Service Form W-8IMY or

any successor thereto (“Form W-8IMY”), accompanied by Form W-8ECI, Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-2 or Exhibit E-3, Internal Revenue Service Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Bank is a partnership and one or more direct or indirect partners of such Bank are claiming the portfolio interest exemption, such Bank may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-4 on behalf of each such direct and indirect partner, as appropriate;

(ii)          if at any time the Bank makes any changes necessitating a new Form W-8ECI, Form W-8BEN or Form W-8IMY, it shall with reasonable promptness deliver to the Administrative Agent and the Company through the Administrative Agent in replacement for, or in addition to, the forms previously delivered by it hereunder the applicable documentation specified in clause (i) of this paragraph (f);

(iii)       it shall, before or promptly after the occurrence of any event (including the passing of time but excluding any event mentioned in (ii) above) requiring a change in or renewal of the most recent Form W-8ECI, Form W-8BEN or Form W-8IMY previously delivered by such Bank, deliver to the Administrative Agent and the Company through the Administrative Agent two accurate and complete original signed copies of Form W-8ECI, Form W-8BEN or Form W-8IMY (together with the applicable supporting documentation specified in clause (i) of this paragraph (f)) in replacement for the forms previously delivered by the Bank; and

(iv)      it shall, promptly upon the Company’s or the Administrative Agent’s reasonable request to that effect, deliver to the Company or the Administrative Agent (as the case may be) such other forms or similar documentation as may be required from time to time by any applicable law, treaty, rule or regulation in order to establish such Bank’s tax status for withholding purposes.

(g)                        The Company will not be required to pay any additional amounts in respect of United States Taxes pursuant to subsection 3.01(d) to any Bank for the account of any Lending Office of such Bank:

(i)             if the obligation to pay such additional amounts would not have arisen but for a failure by such Bank to comply with its obligations under subsection 3.01(f) in respect of such Lending Office;

(ii)          if such Bank shall have delivered to the Company a Form W-8ECI in respect of such Lending Office pursuant to clause (i) or (ii) of subsection 3.01(f), and such Bank shall not at any time be entitled to exemption from deduction or withholding of United States Taxes in respect of payments by the Company hereunder for the account of such Lending Office for any reason other than a change in United States law or regulations or in the official interpretation of such law or regulations by any governmental authority charged with the interpretation or administration thereof (whether or not having the force of law) after the date of delivery of such Form W-8ECI; or

(iii)       if the Bank shall have delivered to the Company a Form W-8BEN or Form W-8IMY in respect of such Lending Office pursuant to clause (i) or (ii) of subsection 3.01(f), and such Bank shall not at any time be entitled to exemption from deduction or withholding of United States Taxes in respect of payments by the Company hereunder for the account of such Lending Office for any reason other than a change in United States law or regulations or any applicable tax treaty or regulations or in the official interpretation of any such law, treaty or regulations by any governmental authority charged with the interpretation or administration thereof (whether or not having the force of law) after the date of delivery of such Form W-8BEN or Form W-8IMY.

(h)                       If the Company is required to pay additional amounts to any Bank or Agent pursuant to subsection 3.01(b) or 3.01(d), then such Bank shall use its reasonable best efforts (consistent with legal and regulatory restrictions) to change the jurisdiction of its Lending Office or to take other reasonable action so as to eliminate any such additional payment by the Company which may thereafter accrue if such change or action in the judgment of such Bank is not otherwise disadvantageous to such Bank.

(i)                           Any Bank that is a U.S. Person for United States Federal income tax purposes shall deliver to the Company and the Administrative Agent on or prior to the date on which such Bank becomes a party hereto (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), executed originals of Internal Revenue Service Form W-9 certifying that such Bank is exempt from U.S. federal backup withholding tax.

(j)                          If any Bank determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Company or with respect to which the Company has paid additional amounts pursuant to this Section 3.01, then it shall pay over such refund to the Company (but only to the extent of indemnity payments made, or additional amounts paid, by the Company under this Section 3.01 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses (including taxes) of such Bank and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). The Company, upon the request of such Bank, shall repay to such Bank the amount paid over pursuant to this paragraph (j) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such Bank is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (j), in no event will the Bank be required to pay any amount to the Company pursuant to this paragraph (j) the payment of which would place the Bank in a less favorable net after-tax position than the Bank would have been in if the tax subject to indemnification had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph (j) shall not be construed to require any Bank to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Company or any other Person.

(k)                       If a payment made to a Bank under any Loan Document would be subject to U.S. federal withholding Taxes imposed by FATCA if such Bank were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Bank shall deliver to the Company and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Company or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Company or the Administrative Agent as may be necessary for the Company and the Administrative Agent to comply with their obligations under FATCA and to determine that such Bank has complied with such Bank’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this paragraph (k), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

SECTION 3.02. Illegality. (a) If any Bank shall reasonably determine, based upon the advice of its counsel, that the introduction of any Requirement of Law, or any change in any Requirement of Law or in the interpretation or administration thereof, has made it unlawful, or that any central bank or other Governmental Authority has asserted that it is unlawful, for any Bank or its Lending Office to make Offshore Rate Loans, then, on notice thereof by the Bank to the Company through the Administrative Agent, the obligation of that Bank to make Offshore Rate Loans shall be suspended until the Bank shall have notified the Administrative Agent and the Company that the circumstances giving rise to such determination no longer exist.

(b)                       If a Bank shall reasonably determine, based upon the advice of its counsel, that it is unlawful to maintain any Offshore Rate Loan, the Company shall prepay in full all Offshore Rate Loans of that Bank then outstanding, together with interest accrued thereon, either on the last day of the Interest Period thereof if the Bank may lawfully continue to maintain such Offshore Rate Loans to such day, or immediately, if the Bank may not lawfully continue to maintain such Offshore Rate Loans, together with any amounts required to be paid in connection therewith pursuant to Section 3.04.

(c)                        If the Company is required to prepay any Offshore Rate Loan immediately as provided in subsection 3.02(b), then concurrently with such prepayment, the Company shall borrow from the affected Bank, in the amount of such repayment, a Base Rate Loan.

(d)                       If the obligation of any Bank to make or maintain Offshore Rate Loans has been suspended as provided in subsection 3.02(a), the Company may elect, by giving notice to the Bank through the Administrative Agent that all Loans which would otherwise be made by the Bank as Offshore Rate Loans shall be instead Base Rate Loans.

(e)                        Before giving any notice to the Administrative Agent pursuant to this Section 3.02, the affected Bank shall designate a different Lending Office with respect to its Offshore Rate Loans if such designation will avoid the need for giving such notice or making such demand and will not, in the judgment of the Bank, be illegal or otherwise disadvantageous to the Bank.

SECTION 3.03. Increased Costs and Reduction of Return. (a) If any Bank shall determine that, due to and as a direct result of any Change in Law (other than any change by way of imposition of or increase in reserve requirements included in the calculation of the Offshore Rate), there shall be any increase in the cost to such Bank of agreeing to make or making, funding or maintaining its Revolving Commitment hereunder or any Offshore Rate Loans (including any imposition or increase in taxes (other than (x) taxes imposed on or with respect to any payment made by or on account of any obligation of the Company under any Loan Document or (y) Other Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto), then the Company shall be liable for, and shall from time to time, upon demand therefor by such Bank (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Bank, additional amounts as are sufficient to compensate such Bank for such increased costs.

(b)                       If any Bank shall have determined that any Change in Law affects or would affect the amount of capital required or expected to be maintained by such Bank or any corporation controlling such Bank and (taking into consideration such Bank’s or such corporation’s policies with respect to capital adequacy and such Bank’s desired return on capital) determines that the amount of such capital is increased as a consequence of its Revolving Commitment, Loans, credits or obligations under this Agreement, then, upon demand of such Bank (with a copy to the Administrative Agent), the Company shall upon demand pay to such Bank, from time to time as specified by such Bank, additional amounts sufficient to compensate such Bank for such increase.

(c)                        If the Company is required to pay additional amounts to any Bank pursuant to subsection 3.03(a) or 3.03(b), then such Bank shall use its reasonable best efforts (consistent with legal and regulatory restrictions) to designate a different Lending Office with respect to its Offshore Rate Loans so as to eliminate any such additional payment by the Company, which may thereafter accrue if such change in the judgment of such Bank is not otherwise disadvantageous to such Bank.

(d)                       For purposes of this Section 3.03, (i) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or by United States or foreign regulatory authorities, in each case pursuant to Basel III, and (ii) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof, shall be deemed to have been introduced and adopted after the date of this Agreement. Notwithstanding the foregoing, no Bank shall be entitled to seek compensation for costs imposed pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act or Basel III if it shall not be the general policy of such Bank at such time to seek compensation from other borrowers with the same or similar ratings under yield protection provisions in credit agreements with such borrowers that provide for such compensation and the applicable Bank is in fact generally seeking such compensation from such borrowers (and, upon any request by such Bank for payment, certifies to the Company to the effect of the foregoing).

SECTION 3.04. Funding Losses. The Company agrees to reimburse each Bank and to hold each Bank harmless from any loss or out-of-pocket expense which such Bank may sustain or incur as a direct consequence of:

(a)                       the failure of the Company to make on a timely basis any payment of principal of any Offshore Rate Loan (including payments made after any acceleration thereof);

(b)                       the failure of the Company to borrow, continue or convert a Loan after the Company has given (or is deemed to have given) a Notice of Borrowing or a Notice of Conversion/Continuation;

(c)                        the failure of the Company to make any prepayment after the Company has given a notice in accordance with Section 2.06;

(d)                       any principal payment in respect of an Offshore Rate Loan on a day which is not the last day of the Interest Period with respect thereto; or

(e)                        the conversion pursuant to Section 2.04 of any Offshore Rate Loan to a Base Rate Loan on a day that is not the last day of the respective Interest Period;

including any such loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain its Offshore Rate Loans hereunder or from standard fees payable to terminate the deposits from which such funds were obtained. Solely for purposes of calculating amounts payable by the Company to the Banks under this Section 3.04, each Offshore Rate Loan made by a Bank (and each related reserve, special deposit or similar requirement) shall be conclusively deemed to have been funded at the Offshore Base Rate used in determining the Offshore Rate for such Offshore Rate Loan by a matching deposit or other borrowing in the interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Offshore Rate Loan is in fact so funded.

SECTION 3.05. Inability to Determine Rates. If the Administrative Agent shall have determined (i) that for any reason adequate and reasonable means do not exist for ascertaining the Offshore Rate for any requested Interest Period with respect to a proposed Offshore Rate Loan or (ii) that the Offshore Rate applicable pursuant to subsection 2.08(a) for any requested Interest Period with respect to a proposed Offshore Rate Loan does not adequately and fairly reflect the cost to any Bank of funding such Loan, the Administrative Agent will forthwith give notice of such determination to the Company and each Bank. Thereafter, the obligation of the Banks to make or maintain Offshore Rate Loans hereunder shall be suspended until the Administrative Agent revokes such notice in writing. Upon receipt of such notice, the Company may revoke any Notice of Borrowing or Notice of Conversion/Continuation then submitted by it. If the Company does not revoke such notice, the Banks shall make, convert or continue the Loans, as proposed by the Company, in the amount specified in the applicable notice submitted by the Company, but such Loans shall be made, converted or continued as Base Rate Loans instead of Offshore Rate Loans.

SECTION 3.06. Certificates of Banks. Any Bank claiming reimbursement or compensation pursuant to this Article 3 shall deliver to the Company (with a copy to the Administrative Agent) a certificate setting forth in reasonable detail the basis for and the computation of the amount payable to the Bank hereunder and such certificate shall be conclusive and binding on the Company in the absence of manifest error.

SECTION 3.07. Defaulting Banks; Substitution of Banks. (a) Upon (x) the receipt by the Company from any Bank of a notice of illegality with respect to Offshore Rate Loans pursuant to Section 3.02, or (y) the receipt by the Company from any Bank of a claim for additional amounts or compensation pursuant to Section 3.01 or 3.03, the Company may: (i) request one or more of the other Banks to acquire and assume all or part of such Bank’s Loans and Revolving Commitment (but no other Bank shall be required to do so); or (ii) designate a replacement bank meeting the qualifications of an Eligible Assignee. Any such transfer under clause (i) or (ii) shall be subject to the provisions of Sections 3.04 and 10.09 hereof.

(b)                       If any Bank becomes a Defaulting Bank, the Company may, with the consent of the Administrative Agent:

(i)             provided that no Default or Event of Default has occurred and is continuing, terminate the Revolving Commitment of such Bank and, in connection therewith, prepay the outstanding Loans of such Bank in full, together with accrued interest thereon and any other amounts payable hereunder for the account of such Bank; or

(ii)          designate a replacement bank meeting the qualifications of an Eligible Assignee.

Any prepayment under clause (i) shall be subject to the provisions of Section 3.04 hereof, and any transfer under clause (ii) shall be subject to the provisions of Sections 3.04 and 10.09 hereof.

(c)                        If any Bank becomes a Defaulting Bank, fees shall cease to accrue on the unfunded portion (if any) of such Defaulting Bank’s Credit Exposure pursuant to subsection 2.09(a) for so long as such Bank is a Defaulting Bank.

SECTION 3.08. Survival. The agreements and obligations of the Company in this Article 3 shall survive the payment of all other Obligations and termination of this Agreement.

ARTICLE 4
CONDITIONS PRECEDENT

SECTION 4.01. Conditions of Closing Date. The obligation of each Bank to make its initial Loan hereunder is subject to the condition that the Administrative Agent shall have received all of the following, in form and substance satisfactory to the Administrative Agent and each Bank and in sufficient copies for the Administrative Agent and each Bank:

(a)                       Credit Agreement. This Agreement executed by the Company and each of the Agents and the Banks;

(b)                       Resolutions; Incumbency.

(i)             Copies of the resolutions of the board of directors of the Company approving and authorizing the execution, delivery and performance by the Company of this Agreement and the other Loan Documents to be delivered hereunder, and authorizing the borrowing of the Loans, certified as of the Closing Date by the Secretary or an Assistant Secretary of the Company; and

(ii)          A certificate of the Secretary or Assistant Secretary of the Company, certifying the names and true signatures of the officers of the Company authorized to execute, deliver and perform, as applicable, this Agreement, and all other Loan Documents to be delivered hereunder;

(c)                        Articles of Incorporation; By-laws and Good Standing. Each of the following documents:

(i)             the articles or certificate of incorporation of the Company as in effect on the Closing Date, certified by the Secretary or Assistant Secretary of the Company as of the Closing Date, and the bylaws of the Company as in effect on the Closing Date, certified by the Secretary or Assistant Secretary of the Company as of the Closing Date; and

(ii)          a good standing certificate for the Company from the Secretary of State (or similar, applicable Governmental Authority) of its state of incorporation as of a recent date;

(d)                       Legal Opinion. An opinion of Chris A. Rauschl, counsel to the Company, addressed to the Administrative Agent and the Banks, in form and substance satisfactory to the Administrative Agent;

(e)                        Payment of Fees. The Company shall have paid all accrued and unpaid fees, costs and expenses to the extent then due and payable on the Closing Date, together with Attorney Costs of JPMorgan Chase to the extent invoiced prior to or on the Closing Date, together with such additional amounts of Attorney Costs as shall constitute JPMorgan Chase’s reasonable estimate of Attorney Costs incurred or to be incurred through the closing proceedings; provided that such estimate shall not thereafter preclude final settling of accounts between the Company and JPMorgan Chase; including any such costs, fees and expenses arising under or referenced in Sections 3.01 and 10.04 and the Fee Letters;

(f)                         Certificate. A certificate signed by a Responsible Officer, dated as of the Closing Date, stating that:

(i)             the representations and warranties contained in Article 5 are true and correct on and as of such date, as though made on and as of such date;

(ii)          no Default or Event of Default exists; and

(iii)       there has occurred since May 26, 2013, no event or circumstance that has resulted or could reasonably be expected to result in a Material Adverse Effect;

(g)                        Regulatory Information. The Lenders shall have received all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

(h)                       Existing Agreement. Evidence to the satisfaction of the Administrative Agent of the termination of the Existing Agreement and payment of all amounts due under the Existing Agreement which have not heretofore been paid; and

(i)                           Other Documents. Such other approvals, opinions, documents or materials as the Administrative Agent or any Bank may reasonably request.

SECTION 4.02. Conditions to All Borrowings. The obligation of each Bank to make any Loan to be made by it hereunder (including its initial Loan) is subject to the satisfaction of the following conditions precedent on the relevant borrowing, date:

(a)                       Required Notice. The Administrative Agent shall have timely received a Notice of Borrowing;

(b)                       Continuation of Representations and Warranties. The representations and warranties made by the Company contained in Article 5 shall be true and correct on and as of such borrowing date with the same effect as if made on and as of such borrowing date (except to the extent such representations and warranties expressly refer to an earlier date, in which case they shall be true and correct as of such earlier date); and

(c)                        No Default. At the time of and immediately after giving effect to such Borrowing, no Default or Event of Default shall have occurred and be continuing.

Each Notice of Borrowing submitted by the Company hereunder shall constitute a representation and warranty by the Company hereunder, as of the date of each such notice and as of the date of each Borrowing, that the conditions in Section 4.02 are satisfied.

SECTION 4.03. Existing Agreement. (a) On the Closing Date, the commitments under the Existing Agreement shall terminate, without further action by any party thereto.

(b)                       The Banks which are parties to the Existing Agreement, comprising the “Majority Banks” as defined therein, hereby waive any requirement of notice of termination of the commitments pursuant to the Existing Agreement and of prepayment of loans to the extent necessary to give effect to subsections 4.01(h) and 4.03(a); provided that any such prepayment of loans shall be subject to Section 3.04 of the Existing Agreement.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES

The Company represents and warrants to each Agent and Bank that:

SECTION 5.01. Existence and Power. The Company and each of its Material Subsidiaries:

(a)                       is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization;

(b)                       has the power and authority and all material governmental licenses, authorizations, consents and approvals to own its assets, carry on its business and, as to the Company, to execute, deliver, and perform its obligations under, the Loan Documents;

(c)                        is duly qualified as a foreign corporation or limited liability company, and licensed and in good standing, under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification or license; and

(d)                       is in compliance with all Requirements of Law; except, in each case referred to in clause (c) or clause (d), to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

SECTION 5.02. Corporate Authorization; No Contravention. The execution, delivery and performance by the Company of this Agreement, and any other Loan Document to which the Company is party, have been duly authorized by all necessary corporate action, and do not and will not:

(a)                       contravene the terms of any of the Company’s Organization Documents;

(b)                       conflict with or result in any breach or contravention of, or the creation of any Lien under, any document evidencing any Contractual Obligation to which the Company is a party or any order, injunction, writ or decree of any Governmental Authority to which the Company or its Property is subject; or

(c)                        violate any Requirement of Law;

except, in each case referred to in clause (b) or (c), for any such conflict or violation that could not reasonably be expected to have a Material Adverse Effect.

SECTION 5.03. Governmental Authorization. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with the execution, delivery or performance by, or enforcement against, the Company of this Agreement or any other Loan Document; provided that, for the avoidance of doubt, it is acknowledged that the Company may need to make certain filings in connection with its reporting obligations under the Securities Exchange Act of 1934, as amended.

SECTION 5.04. Binding Effect. This Agreement and each other Loan Document to which the Company is a party constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability.

SECTION 5.05. Litigation. Except as disclosed by the Company in writing from time to time to the Administrative Agent and the Banks, there are no actions, suits, proceedings, claims or disputes pending, or to the best knowledge of the Company, expressly threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, against the Company, or its Subsidiaries or any of their respective Properties which:

(a)                       purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby or thereby; or

(b)                       if determined adversely to the Company or its Subsidiaries, would reasonably be expected to have a Material Adverse Effect.

SECTION 5.06. No Default. No Default or Event of Default exists or would result from the incurring of any Obligations by the Company. Neither the Company nor any of its Subsidiaries is in default under or with respect to any Contractual Obligation in any respect which, individually or together with all such defaults, could reasonably be expected to have a Material Adverse Effect or that would, if such default had occurred after the Closing Date, create an Event of Default under subsection 8.01(e).

SECTION 5.07. ERISA. (a) There is no outstanding liability under Title IV of ERISA with respect to any Qualified Plan maintained or sponsored by the Company or any ERISA Affiliate, nor with respect to any Qualified Plan to which the Company or any ERISA Affiliate contributes or is obligated to contribute, which could reasonably be expected to have a Material Adverse Effect.

(b)                       The Company and each member of the Controlled Group has fulfilled its obligations under the minimum funding standards of ERISA and the Code with respect to each Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Code with respect to each Plan.

(c)                        No ERISA Event has occurred or is reasonably expected to occur with respect to any Plan which, in either case, could reasonably be expected to have a Material Adverse Effect.

(d)                       Neither the Company nor any ERISA Affiliate has incurred nor reasonably expects to incur (i) any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan or (ii) any liability under Title IV of ERISA (other than premiums due and not delinquent under Section 4007 of ERISA) with respect to a Plan and which, in either case, could reasonably be expected to have a Material Adverse Effect.

(e)                        Neither the Company nor any ERISA Affiliate has transferred any Unfunded Pension Liability to a Person other than the Company or an ERISA Affiliate or otherwise engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA and which could reasonably be expected to have a Material Adverse Effect.

SECTION 5.08. Use of Proceeds; Margin Regulations. The proceeds of the Loans made under this Agreement are intended to be and shall be used solely for the purposes set forth in and permitted by Section 6.09, and are intended to be and shall be used in compliance with Section 7.05. Neither the Company nor any of its Subsidiaries is generally engaged in the business of purchasing or selling Margin Stock or extending credit for the purpose of purchasing or carrying Margin Stock.

SECTION 5.09. Title to Properties. The Company and each of its Subsidiaries have good record and marketable title in fee simple to, or valid leasehold interests in, all real Property necessary or used in the ordinary conduct of their respective businesses, except for such defects in title as could not, individually or in the aggregate, have a Material Adverse Effect.

SECTION 5.10. Taxes. The Company and its Subsidiaries have filed all Federal and other material tax returns and reports required to be filed, and have paid all Federal and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their Properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP. Except for such taxes, assessments, fees and other governmental charges which are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP, there is no tax, assessment, fee or other governmental charge against the Company or any of its Subsidiaries which, if sustained, would have a Material Adverse Effect.

SECTION 5.11. Environmental Matters. In the Ordinary Course of Business, the Company conducts evaluations of the effect of Environmental Laws on the business, operations and properties of the Company and its Subsidiaries consistent with the risks posed and the nature of its operations, in the course of which it identifies and evaluates associated liabilities and costs (including, without limitation, any capital or operating expenditures required for clean-up or closure of properties presently or previously owned, any capital or operating expenditures required to achieve or maintain compliance with environmental protection standards imposed by law or as a condition of any license, permit or contract, any related constraints on operating activities, including any periodic or permanent shutdown of any facility or reduction in the level of or change in the nature of operations conducted thereat and any actual or potential liabilities to third parties, including employees, and any related costs and expenses). On the basis of these evaluations, the Company has reasonably concluded that Environmental Laws are unlikely to have a Material Adverse Effect.

SECTION 5.12. Regulated Entities. None of the Company, any Person controlling the Company, or any Subsidiary of the Company, is an “Investment Company” within the meaning of the Investment Company Act of 1940.

SECTION 5.13. Copyrights, Patents, Trademarks and Licenses, Etc. The Company or its Subsidiaries own or are licensed or otherwise have the right to use all of the material patents, trademarks, service marks, trade names, copyrights, contractual franchises, authorizations and other rights that are reasonably necessary for the operation of their respective businesses. Except as disclosed by the Company in writing from time to time to the Administrative Agent and the Banks, no claim or litigation regarding any of the foregoing is pending or threatened, and no patent, invention, device, application, principle or any intellectual property-related statute, law, rule, regulation, standard or code is pending or, to the knowledge of the Company, proposed, which, in either case, could reasonably be expected to have a Material Adverse Effect.

SECTION 5.14. Financial Information. The consolidated balance sheet of the Company as of May 26, 2013 and the related consolidated statements of earnings, stockholders’ equity and cash flows for the fiscal year then ended, reported on by KPMG LLP, and included in the Company’s Form 10-K for such fiscal year, fairly present, in conformity with GAAP, the consolidated financial position of the Company as of such date and its consolidated results of operations and cash flows for such fiscal year.

SECTION 5.15. Anti-Corruption Laws and Sanctions. The Company has implemented and maintains in effect policies and procedures designed to ensure compliance by the Company, its Subsidiaries and their respective directors, officers, employees and agents (acting in their capacity as such) with Anti-Corruption Laws and applicable Sanctions. None of (a) the Company, any Subsidiary or to the knowledge of the Company or such Subsidiary any of their respective directors, officers or employees, or (b) to the knowledge of the Company, any agent of the Company or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person.

ARTICLE 6
AFFIRMATIVE COVENANTS

The Company covenants and agrees that, so long as any Bank shall have any Revolving Commitment hereunder, or any Loan or other Obligation shall remain unpaid or unsatisfied, unless the Majority Banks waive compliance in writing:

SECTION 6.01. Financial Statements. The Company shall furnish to the Administrative Agent for duplication and distribution to the Banks:

(a)                       as soon as available, but not later than 90 days after the end of each fiscal year, a copy of the Company’s Form 10-K Annual Report for such year as filed with the Securities and Exchange Commission and its Annual Report to Shareholders for such year, and accompanied by the opinion of KPMG LLP or another nationally-recognized independent public accounting firm which shall state that the Company’s consolidated financial statements contained in such reports present fairly the financial position for the periods indicated in conformity with GAAP. Such opinion shall not be qualified or limited because of a restricted or limited examination by such accountant of any material portion of the Company’s or any Subsidiary’s records;

(b)                       as soon as available, but not later than 60 days after the end of each of the first three fiscal quarters of each year, a copy of the Company’s Form 10-Q Quarterly Report for such quarter as filed with the Securities and Exchange Commission; and

(c)                        concurrently with the furnishing of each 10-Q Quarterly Report referred to in Section 6.01(b) above, a certificate of a Responsible Officer (i) stating the Company’s Ratio of Earnings to Fixed Charges for the period ending with the respective fiscal quarter of the Company reflected in such 10-Q Quarterly Report, and (ii) showing in detail the calculations supporting the determination of such ratio.

Any financial statement or report required to be delivered pursuant to this Section 6.01 or Section 6.02(b) shall be deemed to have been delivered on the date on which the Company posts such financial statement on its website on the Internet at www.generalmills.com or when such financial statement is posted on the SEC’s website on the Internet at www.sec.gov; provided that the Company shall give notice of any such posting to the Administrative Agent (who shall then give notice of any such posting to the Banks); provided further, that the Company shall deliver paper copies of any delivery referred to in this Section 6.01 to the Administrative Agent if the Administrative Agent requests the Company to deliver such paper copies until notice to cease delivering such paper copies is given by the Administrative Agent.

SECTION 6.02. Certificates; Other Information. The Company shall furnish to the Administrative Agent for duplication and distribution to each Bank:

(a)                       concurrently with the delivery of the financial statements referred to in subsection 6.01(a) above, a certificate of a Responsible Officer (i) stating that no Default or Event of Default has occurred during such period except as specified (by applicable subsection reference) in such certificate, and (ii) showing in detail the calculations supporting such statement in respect of Section 7.06;

(b)                       promptly after the same are sent, copies of all financial statements and reports which the Company sends to its shareholders; and promptly after the same are filed, copies of all financial statements and regular, periodical or special reports which the Company may make to, or file with, the Securities and Exchange Commission or any successor or similar Governmental Authority (other than Form S-8s, pricing supplements to Form S-3s, Form 8-Ks filing only exhibits to Form S-3s, Form 11-Ks, and Forms 3, 4 and 5); provided that this subsection (b) shall not require the Company to furnish any statements or reports which it has previously furnished to the Administrative Agent and the Banks; and

(c)                        promptly, such additional business, financial, corporate affairs and other information as the Administrative Agent, at the request of any Bank, may from time to time reasonably request.

SECTION 6.03. Notices. The Company shall promptly notify the Administrative Agent (which shall promptly thereafter notify each Bank):

(a)                       of the occurrence of any Default or Event of Default;

(b)                       of (i) any breach or non-performance of, or any default under, any Contractual Obligation of the Company or any of its Subsidiaries which could foreseeably result in a Material Adverse Effect; and (ii) any dispute, litigation, investigation, proceeding or suspension which may exist at any time between the Company or any of its Subsidiaries and any Governmental Authority which could foreseeably result in a Material Adverse Effect;

(c)                        of the commencement of, or any material adverse development in, any litigation or proceeding affecting the Company or any Subsidiary (i) which, if adversely determined, would reasonably be expected to have a Material Adverse Effect, or (ii) in which the relief sought is an injunction or other stay of the performance of this Agreement or any Loan Document;

(d)                       upon, but in no event later than 30 days after, becoming aware of (i) any and all enforcement, cleanup, removal or other governmental or regulatory actions instituted, completed or threatened against the Company or any of its Subsidiaries or any of their respective Properties pursuant to any applicable Environmental Laws which would reasonably be expected to have a Material Adverse Effect, (ii) any other Environmental Claim which, if adversely determined, would reasonably be expected to have a Material Adverse Effect, and (iii) any environmental or similar condition on any real property adjoining or in the vicinity of the property of the Company or any Subsidiary that could reasonably be anticipated to cause such property or any part thereof to be subject to any restrictions on the ownership, occupancy, transferability or use of such property under any Environmental Laws and which restrictions could reasonably be expected to have a Material Adverse Effect;

(e)                        of any of the following events affecting the Company or any member of its Controlled Group (but in no event more than 10 days after such event), together with a copy of any notice with respect to such event that may be required to be filed with a Governmental Authority and any notice delivered by a Governmental Authority to the Company or any member of its Controlled Group with respect to such event:

(i)             an ERISA Event which could foreseeably result in a Default or Event of Default or which could reasonably be expected to have a Material Adverse Effect; or

(ii)          the adoption of any new Plan that is subject to Title IV of ERISA or section 412 of the Code by any member of the Controlled Group, the adoption of any amendment to a Plan that is subject to Title IV of ERISA or section 412 of the Code, or the commencement of contributions by any member of the Controlled Group to any Plan if any such adoption or commencement could reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section 6.03 shall be accompanied by a written statement by a Responsible Officer of the Company setting forth details of the occurrence referred to therein, and stating in general what action the Company proposes to take with respect thereto. Each notice under subsection 6.03(a) shall describe with particularity any and all clauses or provisions of this Agreement or other Loan Document that have been breached or violated.

SECTION 6.04. Preservation of Corporate Existence, Etc. Subject to Section 7.02, the Company shall, and shall cause each of its Material Subsidiaries to:

(a)                       preserve and maintain in full force and effect its corporate or limited liability company existence and good standing under the laws of its state or jurisdiction of incorporation or formation;

(b)                       preserve and maintain in full force and effect all rights, privileges, qualifications, permits, licenses and franchises, the non-preservation or non-maintenance of which could reasonably be expected to have a Material Adverse Effect;

(c)                        remain in, and continue to operate substantially in, the food products business; and

(d)                       preserve or renew all of its registered trademarks, trade names and service marks, the non-preservation or non-renewal of which could reasonably be expected to have a Material Adverse Effect.

SECTION 6.05. Insurance. The Company shall, and shall cause its Material Subsidiaries to, (a) insure and maintain insurance with responsible insurance companies in such amounts and against such risks as is customarily carried by owners of similar businesses and property, or (b) maintain a system or systems of self-insurance or assumption of risk which accords with the practices of similar businesses.

SECTION 6.06. Payment of Obligations. The Company shall, and shall cause its Material Subsidiaries to, pay and discharge as the same shall become due and payable, all their respective obligations and liabilities, including:

(a)                       all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings and adequate reserves in accordance with GAAP are being maintained by the Company or such Material Subsidiary;

(b)                       all lawful claims which, if unpaid, would by law become a Lien upon its Property, unless the same are being contested in good faith by appropriate proceedings and adequate reserves in accordance with GAAP are being maintained by the Company or such Material Subsidiary; and

(c)                        all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.

SECTION 6.07. Compliance with Laws.

(a)                       The Company shall comply, and shall cause each of its Subsidiaries to comply, in all material respects with all Requirements of Law (including, without limitation, Environmental Laws) of any Governmental Authority having jurisdiction over it or its business, except such as may be contested in good faith or as to which a bona fide dispute may exist and where non-compliance could not be expected to result in a Material Adverse Effect.

(b)                       Upon the written request of the Administrative Agent or any Bank, the Company shall submit and cause each of its Subsidiaries to submit, to the Administrative Agent and with sufficient copies for each Bank, at reasonable intervals, a general report providing an update of the status of any environmental, health or safety compliance, hazard or liability issue identified in any notice or report required pursuant to subsection 6.03(d).  The Company will maintain in effect and enforce policies and procedures designed to ensure compliance by the Company, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

SECTION 6.08. Inspection of Property and Books and Records. The Company shall maintain and shall cause each of its Subsidiaries to maintain books of record and account in conformity with GAAP consistently applied. Subject to such confidentiality restrictions as the Company may reasonably impose, the Company shall permit, and shall cause each of its Subsidiaries to permit, representatives and independent contractors of the Administrative Agent or any Bank to visit and inspect any of their respective Properties, to examine their respective records, and make copies thereof or abstracts therefrom, and to discuss their respective affairs, finances and accounts with their respective directors, officers, and independent public accountants, all at such reasonable times during normal business hours, upon reasonable advance notice to the Company; provided, however, when an Event of Default exists the Administrative Agent or any Bank may do any of the foregoing at the expense of the Company at any time during normal business hours and without advance notice.

SECTION 6.09. Use of Proceeds. The Company shall use the proceeds of the Loans solely for general corporate purposes but not in contravention of any Requirement of Law.  No Loan, nor the proceeds from any Loan, shall be used, directly or indirectly, or lent, contributed, provided or otherwise made available to any Subsidiary, joint venture partner or other Person, (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws or (B) to fund, finance or facilitate any activity or business in any Sanctioned Country or of or with any Sanctioned Person, except to the extent licensed or otherwise authorized under U.S. law, or in any other manner that will result in any violation of applicable Sanctions by any Person (including any Bank, any Lead Arranger, the Administrative Agent or any other party hereto).

ARTICLE 7
NEGATIVE COVENANTS

The Company hereby covenants and agrees that, so long as any Bank shall have any Revolving Commitment hereunder, or any Loan or other Obligation shall remain unpaid or unsatisfied, unless the Majority Banks waive compliance in writing:

SECTION 7.01. Limitation on Liens. The Company shall not, and shall not suffer or permit any of its Subsidiaries to, directly or indirectly, make, create, incur, assume or suffer to exist any Lien upon or with respect to any part of its Property, whether now owned or hereafter acquired, other than the following:

(a)                       any Lien existing on the Property of the Company or its Subsidiaries on the Closing Date securing Indebtedness outstanding on such date;

(b)                       any Lien created under any Loan Document;

(c)                        Liens for taxes, fees, assessments or other governmental charges which are not delinquent or remain payable without penalty, or to the extent that non-payment thereof is permitted by Section 6.06; provided that no Notice of Lien has been filed or recorded under the Code;

(d)                       carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s or other similar Liens arising in the Ordinary Course of Business which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the Property subject thereto;

(e)                        Liens (other than any Lien imposed by ERISA) consisting of pledges or deposits required in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance and other social security legislation;

(f)                         Liens on the Property of the Company or any of its Subsidiaries securing (i) the non-delinquent performance of bids, trade contracts (other than for borrowed money), leases and statutory obligations, (ii) contingent obligations on surety and appeal bonds, and (iii) other non-delinquent obligations of a like nature, in each case, incurred in the Ordinary Course of Business; provided that all such Liens in the aggregate would not (even if enforced) cause a Material Adverse Effect;

(g)                        Liens consisting of judgment or judicial attachment liens; provided that the enforcement of such Liens is effectively stayed and all such liens in the aggregate at any time outstanding for the Company and its Subsidiaries do not exceed $10,000,000;

(h)                       easements, rights-of-way, restrictions and other similar encumbrances incurred in the Ordinary Course of Business which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the Property subject thereto or interfere with the ordinary conduct of the businesses of the Company and its Subsidiaries;

(i)                           Liens on assets of Persons which become Subsidiaries after the date of this Agreement; provided, however, that such Liens existed at the time the respective Persons became Subsidiaries and were not created in anticipation thereof;

(j)                          Purchase money security interests on any Property acquired or held by the Company or its Subsidiaries in the Ordinary Course of Business securing Indebtedness incurred or assumed for the purpose of financing all or any part of the cost of acquiring such Property; provided that (i) any such Lien attaches to such Property concurrently with or within 20 days after the acquisition thereof, (ii) such Lien attaches solely to the Property so acquired in such transaction, (iii) the principal amount of the debt secured thereby does not exceed 100% of the cost of such Property, and (iv) the principal amount of the Indebtedness secured by any and all such purchase money security interests shall not at any time exceed $50,000,000;

(k)                       Liens arising solely by virtue of any statutory or common law provision relating to bankers’ liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided that (i) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Company in excess of those set forth by regulations promulgated by the Federal Reserve Board, and (ii) such deposit account is not intended by the Company or any of its Subsidiaries to provide collateral to the depository institution;

(l)                           other Liens on Property (including Liens in excess of the amounts permitted by clauses (a) through (k) hereof); provided that the sum of the aggregate Indebtedness secured by such other Liens (exclusive of Indebtedness secured by Liens permitted by clauses (a) through (k) hereof) shall not exceed an amount equal to five percent (5%) of the Company’s total assets as shown on its consolidated balance sheet for its most recent prior fiscal quarter;

provided, however, that for purposes of this Section 7.01, the term “Property” shall exclude the Company’s common and cumulative preference stock, short and long-term marketable securities and options or other financial derivative instruments related to any of the foregoing.

SECTION 7.02. Fundamental Changes. The Company shall not (i) consolidate or merge with or into any other Person or (ii) sell, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions), directly or indirectly, all or substantially all of its assets to any other Person; provided that, if at the time thereof and immediately after giving effect thereto no Default or Event of Default shall have occurred and be continuing any Person may merge into the Company in a transaction in which the Company is the surviving corporation.

SECTION 7.03. Pari Passu Ranking. The Company will ensure that the claims and rights of the Banks against it under the Loan Documents will not be at any time subordinate to, and will rank at all times at least pari passu with, the claims and rights of any other of its unsecured creditors, except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights in general.

SECTION 7.04. Transactions with Affiliates. The Company shall not, and shall not suffer or permit any of its Subsidiaries to, enter into any transaction with any Affiliate of the Company or of any such Subsidiary (other than the Company or a Subsidiary) except (a) as expressly permitted by this Agreement, (b) in connection with the repurchase by the Company of common stock of the Company, or (c) in the Ordinary Course of Business and pursuant to the reasonable conduct of the business of the Company or such Subsidiary.

SECTION 7.05. Margin Stock. The Company shall not and shall not suffer or permit any of its Subsidiaries to use any portion of the Loan proceeds, directly or indirectly, (i) to purchase or carry Margin Stock, (ii) to repay or otherwise refinance indebtedness of the Company or others incurred to purchase or carry Margin Stock, (iii) to extend credit for the purpose of purchasing or carrying any Margin Stock, or (iv) to acquire any security in any transaction that is subject to Section 13 or 14 of the Exchange Act.

SECTION 7.06. Ratio of Earnings to Fixed Charges. The Company shall not permit its Ratio of Earnings to Fixed Charges as determined for any period of four (4) consecutive fiscal quarters of the Company to be less than 2.5 to 1.0. During the term of this Agreement, the Company shall continue to compute its Ratio of Earnings to Fixed Charges in the same manner as computed in the Company’s Form 10-K Annual Report for the period ended May 26, 2013 and shall continue to report such ratio to the Administrative Agent on a quarterly basis concurrently with the delivery of the financial statements referred to in subsections 6.01(a) and 6.01(b).

SECTION 7.07. Payments by Material Subsidiaries. Neither the Company nor any of its Material Subsidiaries will enter into or suffer to exist any consensual agreement or arrangement which would by its express terms limit the ability of any Material Subsidiary to pay any dividend to or otherwise advance funds to the Company; provided that this Section 7.07 shall not apply to existing agreements or arrangements governing Yoplait S.A.S.

ARTICLE 8
EVENTS OF DEFAULT

SECTION 8.01. Event of Default. Subject to the provisos at the end of this section, any of the following shall constitute an “Event of Default”:

(a)                       Non-Payment. The Company fails to pay, (i) when and as required to be paid herein, any amount of principal of any Loan, or (ii) within three (3) Business Days after the same shall become due, any interest, fee or any other amount payable hereunder or pursuant to any other Loan Document; or

(b)                       Representation or Warranty. Any representation or warranty by the Company made or deemed made herein, in any Loan Document, or which is contained in any certificate, document or financial or other statement by the Company, or its Responsible Officers, furnished at any time under this Agreement, or in or under any Loan Document, shall prove to have been incorrect in any material respect on or as of the date made or deemed made; or

(c)                        Specific Defaults. The Company fails to perform or observe any term, covenant or agreement contained in Section 6.03(a), Section 6.04(a) (but only with respect to the corporate existence of the Company), Section 6.09 or Article 7; or

(d)                       Other Defaults. The Company fails to perform or observe any other term or covenant contained in this Agreement or any Loan Document, and such default shall continue unremedied for a period of (i) 10 days, in the case such default arises under Section 6.01, 6.02, 6.03(b), 6.03(c), 6.03(d) or 6.03(e), or (ii) 30 days, in the case of any other such default, after the date upon which written notice thereof is given to the Company by the Administrative Agent or any Bank; or

(e)                        Cross-Default. The Company or any Material Subsidiary shall (i) fail to pay when due, subject to the applicable grace period, if any, whether at stated maturity or otherwise, (A) any principal of, interest on, or premiums, fees or expenses or any other amounts relating to, any Indebtedness or (B) the deferred purchase price of any Property or asset (other than trade payables entered into in the Ordinary Course of Business pursuant to customary terms) or (C) any Contingent Obligation, or (ii) fail to observe or perform, subject to the applicable grace period, if any, any other term, covenant, condition or agreement contained in any instrument or agreement evidencing, securing or relating to any Indebtedness or Contingent Obligation, if the effect thereof is to cause, or permit the holder or holders of any such

Indebtedness or obligation, or a trustee or agent on behalf of such holder or holders (collectively, the “holder”), to cause, such Indebtedness or obligation to become due prior to its stated maturity; provided, however, that no Event of Default shall exist hereunder if (x) in the case of clause (ii), such failure or default has been waived by the holder thereof; (y) in the case of sub-clause (i)(B) or (i)(C), such failure is being contested in good faith by appropriate proceedings; or (z) the aggregate of all obligations which become (or, at the option of the holder thereof, may thereupon become) due and payable prior to their stated maturity as a result of any such failure or default, does not exceed $100,000,000; or

(f)                         Insolvency; Voluntary Proceedings. The Company or any of its Material Subsidiaries (i) generally fails to pay, or admits in writing its inability to pay, its debts as they become due, subject to applicable grace periods, if any, whether at stated maturity or otherwise; (ii) voluntarily ceases to conduct its business in the ordinary course; (iii) commences any Insolvency Proceeding with respect to itself; or (iv) takes any action to effectuate or authorize any of the foregoing; or

(g)                        Involuntary Proceedings. (i) Any involuntary Insolvency Proceeding is commenced or filed against the Company or any Material Subsidiary, or any writ, judgment, warrant of attachment, execution or similar process, is issued or levied against a substantial part of the Company’s or any Material Subsidiaries’ Properties, and any such proceeding or petition shall not be dismissed, or such writ, judgment, warrant of attachment, execution or similar process shall not be released, vacated or fully bonded within 60 days after commencement, filing or levy; (ii) the Company or any Material Subsidiary admits the material allegations of a petition against it in any Insolvency Proceeding, or an order for relief (or similar order under non-U.S. law) is ordered in any Insolvency Proceeding; or (iii) the Company or any Material Subsidiary acquiesces in the appointment of a receiver, trustee, custodian, conservator, liquidator, mortgagee in possession (or agent therefor), or other similar Person for itself or a substantial portion of its Property or business; or

(h)                       ERISA. (i) The Company or an ERISA Affiliate shall fail to satisfy its contribution requirements under Section 412(c)(11) of the Code, whether or not it has sought a waiver under Section 412(d) of the Code, and such failure could result in liability of more than $50,000,000; (ii) in the case of an ERISA Event involving the withdrawal from a Plan of a “substantial employer” (as defined in Section 4001(a)(2) or Section 4062(e) of ERISA), the withdrawing employer’s proportionate share of that Plan’s Unfunded Pension Liabilities is more than $50,000,000; (iii) in the case of an ERISA Event involving the complete or partial withdrawal from a Multiemployer Plan, the withdrawing employer has incurred a Withdrawal Liability in an aggregate amount exceeding $50,000,000; (iv) in the case of an ERISA Event not described in clause (ii) or (iii), the Unfunded Pension Liabilities of the relevant Plan or Plans exceed $50,000,000; or (v) the commencement or increase of contributions to, or the adoption of or the amendment of a Plan by, a member of the Controlled Group shall result in a net increase in unfunded liabilities to the Controlled Group in excess of $50,000,000; or

(i)                           Monetary Judgments. There shall be entered against the Company or any Material Subsidiary one or more final judgments or decrees for the payment of money which in the aggregate exceed (to the extent not (x) paid or covered by insurance or (y) reserved against) $50,000,000, and such judgments or decrees shall not have been vacated, discharged, stayed or appealed within the applicable period for appeal from the date of entry thereof;

provided, however, that if no Loan is outstanding at the time any event or circumstance specified in paragraph (b), (c), (d), (e), (h) or (i) of this Section 8.01 shall occur or arise, then any such event or circumstance shall not be deemed an Event of Default, but the Administrative Agent shall, at the request of, or may, with the consent of, the Majority Banks, declare the Revolving Commitment of each Bank to make Loans to be terminated, whereupon such Revolving Commitments shall forthwith be terminated and the Company shall promptly pay to the Administrative Agent all accrued but unpaid amounts then outstanding under this Agreement or under any other Loan Document; provided further, however, that:

(i)             the Company shall promptly notify the Administrative Agent and each Bank of any such event or circumstance, and

(ii)          the obligation of each Bank to make any Loan hereunder shall be immediately suspended for so long as any such event or circumstance shall continue to exist.

SECTION 8.02. Remedies. If any Event of Default occurs, the Administrative Agent shall, at the request of, or may, with the consent of, the Majority Banks,

(a)                       declare the Revolving Commitment of each Bank to make Loans to be terminated, whereupon such Revolving Commitments shall forthwith be terminated;

(b)                       declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Company; and

(c)                        exercise on behalf of itself and the Banks all rights and remedies available to it and the Banks under the Loan Documents or applicable law;

provided, however, that upon the occurrence of any event specified in paragraph (f) or (g) of Section 8.01 above (in the case of clause (i) of paragraph (g) upon the expiration of the 60-day period mentioned therein), the obligation of each Bank to make Loans shall automatically terminate and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable without further act of the Administrative Agent or any Bank.

SECTION 8.03. Rights Not Exclusive. The rights provided for in this Agreement and the other Loan Documents are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law or in equity, or under any other instrument, document or agreement now existing or hereafter arising.

ARTICLE 9
THE AGENTS

SECTION 9.01. Appointment and Authorization. Each Bank hereby irrevocably appoints, designates and authorizes the Administrative Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any Bank, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.

SECTION 9.02. Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects with reasonable care.

SECTION 9.03. Liability of Administrative Agent. None of the Administrative Agent-Related Persons shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document (except for its own gross negligence or willful misconduct), or (ii) be responsible in any manner to any of the Banks for any recital, statement, representation or warranty made by the Company or any Subsidiary or Affiliate of the Company, or any officer thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of the Company or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Administrative Agent-Related Person shall be under any obligation to any Bank to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the Properties, books or records of the Company or any of the Company’s Subsidiaries or Affiliates.

SECTION 9.04. Reliance by Administrative Agent. (a) The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation reasonably believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to the Company), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Majority Banks as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Banks against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Majority Banks and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Banks.

(b)                       For purposes of determining compliance with the conditions specified in Section 4.01, each Bank that has executed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter either sent by the Administrative Agent to such Bank for consent, approval, acceptance or satisfaction, or required thereunder to be consented to or approved by or acceptable or satisfactory to the Bank.

SECTION 9.05. Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Banks, unless the Administrative Agent shall have received written notice from a Bank or the Company referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Banks. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be requested by the Majority Banks in accordance with Article 8; provided, however, that unless and until the Administrative Agent shall have received any such request, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interest of the Banks.

SECTION 9.06. Credit Decision. Each Bank expressly acknowledges that none of the Administrative Agent-Related Persons has made any representation or warranty to it and that no act by the Administrative Agent hereinafter taken, including any review of the affairs of the Company and its Subsidiaries shall be deemed to constitute any representation or warranty by the Administrative Agent to any Bank. Each Bank represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Company and its Subsidiaries, and all applicable bank regulatory laws relating to the transactions contemplated thereby, and made its own decision to enter into this Agreement and extend credit to the Company hereunder. Each Bank also represents that it will, independently and without reliance upon the Administrative Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Company. Except for notices, reports and other documents expressly herein required to be furnished to the Banks by the Administrative Agent, the Administrative Agent shall not have any duty or responsibility to provide any Bank with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of the Company which may come into the possession of any of the Administrative Agent-Related Persons.

SECTION 9.07. Indemnification. The Banks shall indemnify upon demand the Administrative Agent-Related Persons (to the extent not reimbursed by or on behalf of the Company and without limiting the obligation of the Company to do so), ratably in accordance with their respective Revolving Commitments, or if no Revolving Commitments are in effect, in accordance with their respective outstanding Loans, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind whatsoever which may at any time (including at any time following the repayment of the Loans and the termination or resignation of the Administrative Agent) be imposed on, incurred by or asserted against any such Person any way relating to or arising out of this Agreement or any document contemplated by or referred to herein or the transactions contemplated hereby or any action taken or omitted by any such Person under or in connection with any of the foregoing; provided, however, that no Bank shall be liable for the payment to the Administrative Agent-Related Persons of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent resulting from such Person’s gross negligence or willful misconduct. Without limitation of the foregoing, each Bank shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Company. Without limiting the generality of the foregoing, if the Internal Revenue Service or any other Governmental Authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Bank (because the appropriate form was not delivered, was not properly executed, or because such Bank failed to notify the Administrative Agent of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Bank shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to the Administrative Agent under this Section 9.07, together with all costs and expenses and attorneys’ fees (including Attorney Costs). The obligation of the Banks in this Section 9.07 shall survive the payment of all Obligations hereunder.

SECTION 9.08. Administrative Agent in Individual Capacity. JPMorgan Chase and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Company and its Subsidiaries and Affiliates as though JPMorgan Chase were not the Administrative Agent hereunder and without notice to or consent of the Banks. The Banks acknowledge that, pursuant to such activities, JPMorgan Chase or its Affiliates may receive information regarding the Company or its Affiliates (including information that may be subject to confidentiality obligations in favor of the Company or such Affiliates) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them. With respect to its Loans, JPMorgan Chase shall have the same rights and powers under this Agreement as any other Bank and may exercise the same as though it were not the Administrative Agent, and the terms “Bank” and “Banks” shall include JPMorgan Chase in its individual capacity.

SECTION 9.09. Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon 30 days’ notice to the Banks. If the Administrative Agent shall resign as Administrative Agent under this Agreement, the Company shall appoint from among the Banks a successor agent for the Banks (unless an Event of Default then exists in which case the Majority Banks shall appoint the successor agent). If no successor agent is appointed prior to the effective date of the resignation of the Administrative Agent, the Administrative Agent may appoint, after consulting with the Banks and the Company, a successor agent from among the Banks. Upon the acceptance of its appointment as successor agent hereunder, such successor agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent and the term “Administrative Agent” shall mean such successor agent and the retiring Administrative Agent’s appointment, powers and duties as Administrative Agent shall be terminated. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article 9 and Sections 10.04 and 10.05 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement. If no successor agent has accepted appointment as Administrative Agent by the date which is 30 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Banks shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Company or the Majority Banks appoint a successor agent as provided for above.

SECTION 9.10. Lead Arrangers and Other Agents. None of the Lead Arrangers or the Syndication Agents shall have any obligation, liability, responsibility or duty under this Agreement other than those applicable to all Banks as such. Each Bank acknowledges that it has not relied, and will not rely, on the Syndication Agents in deciding to enter into this

Agreement or in taking or not taking action hereunder. The Lead Arrangers and the Syndication Agents shall have the express benefit of this Section 9.10 and Sections 10.05 and 10.07.

ARTICLE 10
MISCELLANEOUS

SECTION 10.01. Amendments and Waivers. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent with respect to any departure by the Company therefrom, shall be effective unless the same shall be in writing and signed by the Majority Banks, the Company and acknowledged by the Administrative Agent, and then such waiver shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such waiver, amendment, or consent shall, unless in writing and signed by all the Banks, the Company and acknowledged by the Administrative Agent, do any of the following:

(a)                       extend or increase the Revolving Commitment of any Bank (or reinstate any Revolving Commitment terminated pursuant to subsection 8.02(a)) or subject any Bank to any additional obligations;

(b)                       postpone or delay any date fixed for any payment of principal, interest, fees or other amounts due to the Banks (or any of them) hereunder or under any Loan Document;

(c)                        reduce the principal of, or the rate of interest specified herein on any Loan or any fees or other amounts payable hereunder or under any Loan Document;

(d)                       change the percentage of the Revolving Commitments or of the Total Outstanding Amount, which shall be required for the Banks or any of them to take any action hereunder or change the definition of Majority Banks;

(e)                        amend this Section 10.01 or any provision providing for consent or other action by all Banks; or

(f)                         alter the pro rata treatment of the Banks under Section 2.05 or 2.13 or any other provision providing for pro rata treatment;

and, provided further, that no amendment, waiver or consent shall, unless in writing and signed by such Agent in addition to the Majority Banks or all the Banks, as the case may be, affect the rights or duties of any Agent under this Agreement or any other Loan Document.

SECTION 10.02. Notices. (a) All notices, requests and other communications provided for hereunder to any party shall be in writing (including, unless the context expressly otherwise provides, by facsimile transmission; provided that any matter transmitted by the Company by facsimile (i) shall be immediately confirmed by a telephone call to the recipient at the number specified on the signature pages hereof or in the applicable Administrative Questionnaire, as the case may be, and (ii) shall be followed promptly by a hard copy original thereof) and mailed, faxed or delivered, to such party: (A) in the case of the Company or the Administrative Agent, at its address or facsimile number set forth on the signature pages hereof, (B) in the case of any Bank, at its address or facsimile number set forth in its Administrative Questionnaire, or (C) in the case of any party, at such other address or facsimile number as such party may hereafter specify for the purpose by notice to the Administrative Agent and the Company.

(b)                       All such notices, requests and communications shall, when transmitted by overnight delivery, or faxed, be effective when delivered for overnight (next-day) delivery, or transmitted by facsimile machine, respectively, or if mailed, upon the third Business Day after the date deposited into the U.S. mail, or if delivered, upon delivery; except that notices to the Administrative Agent pursuant to Article 2 or 9 shall not be effective until actually received by it.

(c)                        Notices and other communications to the Banks hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article 2 unless otherwise agreed by the Administrative Agent and the applicable Bank. The Administrative Agent or the Company may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(d)                       The Company acknowledges and agrees that any agreement of the Administrative Agent and the Banks in Article 2 herein to receive certain notices by telephone and facsimile is solely for the convenience and at the request of the Company. The Administrative Agent and the Banks shall be entitled to rely on the authority of any Person purporting to be a Person authorized by the Company to give such notice and the Administrative Agent and the Banks shall not have any liability to the Company or other Person on account of any action taken or not taken by the Administrative Agent or the Banks in reliance upon such telephonic or facsimile notice. The obligation of the Company to repay the Loans shall not be affected in any way or to any extent by any failure by the Administrative Agent and the Banks to receive written confirmation of any telephonic or facsimile notice or the receipt by the Administrative Agent and the Banks of a confirmation which is at variance with the terms understood by the Administrative Agent and the Banks to be contained in the telephonic or facsimile notice.

SECTION 10.03. No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of any Agent or Bank, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

SECTION 10.04. Costs and Expenses. The Company shall, whether or not the transactions contemplated hereby shall be consummated:

(a)                       pay or reimburse JPMorgan Chase (including in its capacity as Administrative Agent) within fifteen Business Days after demand (subject to subsection 4.01(e)) for all reasonable, demonstrable costs and out-of-pocket expenses incurred by JPMorgan Chase (including in its capacity as Administrative Agent) in connection with the development, preparation, delivery and execution of, and any amendment, supplement, waiver or modification to (in each case, whether or not consummated), this Agreement, any Loan Document and any other documents prepared in connection herewith or therewith, and the consummation of the transactions contemplated hereby and thereby, including the reasonable Attorney Costs incurred by JPMorgan Chase (including in its capacity as Administrative Agent) with respect thereto as agreed in the Fee Letters; and

(b)                       pay or reimburse each Bank and the Administrative Agent within fifteen Business Days after demand (subject to subsection 4.01(e)) for all costs and expenses incurred by them in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies (including in connection with any “workout” or restructuring regarding the Loans, and including in any Insolvency Proceeding or appellate proceeding) under this Agreement, any other Loan Document, and any such other documents, including Attorney Costs incurred by the Administrative Agent and any Bank.

SECTION 10.05. Indemnity. (a) The Company shall pay, indemnify, and hold each Bank, Agent and Lead Arranger and each of their respective Affiliates, officers, directors, employees, counsel, agents and attorneys-in-fact (each, an “Indemnified Person”) harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, investigations, costs, charges, expenses or disbursements (including Attorney Costs) of any kind or nature whatsoever with respect to the preparation, execution, delivery, modification, amendment, enforcement, performance and administration of this Agreement and any other Loan Documents, or the transactions contemplated hereby and thereby, and with respect to any investigation, litigation or proceeding (including any Insolvency Proceeding or appellate proceeding) related to this Agreement, the Loans or the use of the proceeds thereof, whether or not any Indemnified Person is a party thereto and whether such investigation, litigation or proceeding is brought by the Company or any other party (all the foregoing, collectively, the “Indemnified Liabilities”); provided that the Company shall have no obligation hereunder to any Indemnified Person with respect to Indemnified Liabilities to the extent resulting from the gross negligence or willful misconduct of such Indemnified Person as determined by a court of competent jurisdiction in a final and non-appealable judgment. The agreements in this Section 10.05 shall survive payment of all other Obligations and termination of this Agreement. This Section 10.05 shall not apply with respect to taxes other than any taxes that represent losses, claims, damages, etc. arising from any non-tax claim.

(b)                       An Indemnified Person shall give prompt notice to the Company of any claim asserted in writing, or the commencement of any action or proceeding, in respect of which indemnity may be sought hereunder; provided that the omission so to notify the Company will not relieve the Company from any liability, if any, which it may have to the Indemnified Person otherwise than under subsection 10.05(a) unless and to the extent that the Company shall have been damaged by the delay in notification or the failure to be notified.

(c)                        The Indemnified Person shall assist the Company in the defense of any such action or proceeding by arranging discussions with (and the calling as witnesses of) relevant officers, directors, employees and agents of the Indemnified Person and providing reasonable access to relevant books and records. The Company shall have the right to, and shall at the request of the Indemnified Person, participate in, and assume the defense of, any such action or proceeding at its own expense using counsel mutually acceptable to the Company and the Indemnified Person. In any such action or proceeding which the Company has participated in or assumed the defense of, the Indemnified Person shall have the right to retain separate counsel, but the fees and expenses of such counsel shall be at its own expense unless the named parties to any such suit, action or proceeding (including any impleaded parties) include both the Company and the Indemnified Person and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them it being understood and agreed that the Company shall not have liability for the fees and expenses of more than one firm (in addition to local counsel) which shall be retained to act in such circumstances for all of the Indemnified Parties; provided, however, that the Company shall have the liability for the fees and expenses of more than one firm if such firm or firms has or have been retained due to actual or potential differing interests among the Indemnified Parties.

(d)                       The Company shall not be liable under this Section 10.05 for any settlement effected without its consent of any claim, litigation or proceeding in respect of which indemnity may be sought hereunder. The Company may settle any claim without the consent of the Indemnified Person if monetary damages are paid in full by the Company; provided that the Company shall not make any admission of wrongdoing by such Indemnified Person and all claimants shall execute a full release in favor of such Indemnified Person. An Indemnified Person shall, subject to its reasonable business needs, use reasonable efforts to minimize the indemnification sought from the Company under this Section 10.05.

SECTION 10.06. Marshalling; Payments Set Aside. Neither the Administrative Agent nor the Banks shall be under any obligation to marshal any assets in favor of the Company or any other Person or against or in payment of any or all of the Obligations. To the extent that the Company makes a payment or payments to the Administrative Agent or the Banks, or the Administrative Agent or the Banks exercise their rights of set-off, and such payment or payments or the proceeds of such set-off or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent with the consent of the Majority Banks) to be repaid to a trustee, receiver or any other party in connection with any Insolvency Proceeding, or otherwise, then (a) to the extent of such recovery the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or set-off had not occurred, and (b) each Bank severally agrees to pay to the Administrative Agent upon demand its ratable share of the total amount so recovered from or repaid by the Administrative Agent.

SECTION 10.07. No Fiduciary Duty. Each Agent, each Bank, each Lead Arranger and their respective Affiliates (each, a “Bank Party”) may have economic interests that conflict with those of the Company. The Company agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Bank Parties and the Company, its stockholders or Affiliates. The Company acknowledges and agrees that (i) the transactions contemplated by the Loan Documents are arm’s-length commercial transactions between the Bank Parties, on the one hand, and the Company, on the other hand, (ii) in connection therewith and with the process leading to such transactions, each Bank Party is acting solely as a principal and not the agent or fiduciary of the Company, its management, stockholders, creditors or any other person, (iii) no Bank Party has assumed an advisory or fiduciary responsibility in favor of the Company with respect to the transactions contemplated hereby or in any other Loan Document or the process leading thereto (irrespective of whether any Bank Party or any of its Affiliates has advised or is currently advising the Company on other matters) or any other obligation to the Company except the obligations expressly set forth in the Loan Documents and (iv) the Company has consulted its own legal and financial advisors to the extent it deemed appropriate. The Company further acknowledges and agrees that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. The Company agrees that it will not claim that any Bank Party has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to the Company, its stockholder or Affiliates, in connection with such transactions or the process leading thereto.

SECTION 10.08. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Company may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Bank (and any attempted assignment or transfer by the Company without such consent shall be null and void).

SECTION 10.09. Assignments, Participations, Etc.

(a)                       Any Bank may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Commitment and the Loans at the time owing to it); provided that (i) except in the case of an assignment of the entire remaining amount of the assigning Bank’s Revolving Commitment and the Loans at the time owing to it or in the case of an assignment to a Bank or an Affiliate of a Bank or an Approved Fund with respect to a Bank, the amount of the Revolving Commitment (which for this purpose includes Loans outstanding thereunder) subject to each such assignment (determined as of the date the Assignment and Assumption Agreement, as hereinafter defined, with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Company otherwise consents (each such consent not to be unreasonably withheld or delayed, and in any event, the Company shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten Business Days after it receives a written request for consent thereto), (ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Bank’s rights and obligations under this Agreement with respect to the Loans and/or the Revolving Commitment assigned and (iii) the parties to each assignment shall execute and deliver to the Administrative Agent an agreement, substantially in the form of Exhibit C hereto (an “Assignment and Assumption Agreement”), together with a processing and recordation fee of $3,500, and the Eligible Assignee, if it shall not be a Bank, shall deliver to the Administrative Agent an Administrative Questionnaire. Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection 2.02(a), from and after the effective date specified in each Assignment and Assumption Agreement, the Eligible Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption Agreement, have the rights and obligations of a Bank under this Agreement, and the assigning Bank thereunder shall, to the extent of the interest assigned by such Assignment and Assumption Agreement, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption Agreement covering all of the assigning Bank’s rights and obligations under this Agreement, such Bank shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.03, 10.04, and 10.05). Any assignment or transfer by a Bank of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Bank of a participation in such rights and obligations in accordance with paragraph (b) of this Section.

(b)                       Any Bank may, without the consent of, or notice to, the Company or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Bank’s rights and/or obligations under this Agreement (including all or a portion of its Revolving Commitment and/or the Loans at the time owing to it); provided that (i) such Bank’s obligations under this Agreement shall remain unchanged, (ii) such Bank shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Company, the Administrative Agent and the other Banks shall continue to deal solely and directly with such Bank in connection with such Bank’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Bank sells such a participation shall provide that such Bank shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Bank will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clause (a), (b) or (c) of Section 10.01 that affects such Participant. Subject to paragraph (c) of this Section, the Company agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.02, 3.03 and 3.04 to the same extent as if it were a Bank and had acquired its interest by assignment pursuant to paragraph (a) of this Section.

(c)                        A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.03 than the applicable Bank would have been entitled to receive with respect to the participation sold to such Participant, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. A Participant organized under the laws of a jurisdiction outside the United States shall not be entitled to the benefits of Section 3.01 unless such Participant agrees, for the benefit of the Company, to comply with subsection 3.01(f) as though it were a Bank (it being understood that the documentation required under subsection 3.01(f) shall be delivered to the participating Bank). Each Bank that sells a participation shall, acting solely for this purpose as a nonfiduciary agent of the Company, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Bank shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Bank shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d)                       Any Bank may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Bank, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment of a security interest shall release a Bank from any of its obligations hereunder or substitute any such pledgee or assignee for such Bank as a party hereto.

(e)                        Notwithstanding anything to the contrary contained herein, any Bank (a “Granting Bank”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Bank to the Administrative Agent and the Company (an “SPC”), the option to provide to the Company all or any part of any Loan that such Granting Bank would otherwise be obligated to make to the Company pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Loan, (ii) the Granting Bank’s obligations under this Agreement shall remain unchanged and (iii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Bank shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPC hereunder shall utilize the Revolving Commitment of the Granting Bank to the same extent, and as if, such Loan were made by such Granting Bank. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Bank). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this Section 10.09, any SPC may with notice to, but without (except as specified below) the prior written consent of, the Company and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Bank or to any financial institution (consented to by the Administrative Agent and, so long as no Event of Default has occurred, the Company, which consents shall not be unreasonably withheld or delayed) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans. Any SPC shall be a Transferee for purposes of Section 10.10 hereof; provided that in addition to disclosures permitted pursuant to Section 10.10, an SPC may disclose on a basis acknowledged by the recipient as confidential any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC. An amendment to this subsection (e) without the written consent of an SPC shall be ineffective insofar as it alters the rights and obligations of such SPC.

SECTION 10.10. Confidentiality. Each Bank agrees to take normal and reasonable precautions and exercise due care (in the same manner as it exercises for its own affairs) to maintain the confidentiality of all information identified as “confidential” by the Company and provided to it by the Company or any Subsidiary of the Company, or by the

Administrative Agent on such Company’s or Subsidiary’s behalf, in connection with this Agreement or any other Loan Document, and neither it nor any of its Affiliates shall use any such information for any purpose or in any manner other than pursuant to the terms contemplated by this Agreement; except to the extent such information:

(i)             was or becomes generally available to the public other than as a result of a disclosure by such Bank, or

(ii)          was or becomes available on a non-confidential basis from a source other than the Company; provided that such source is not bound by a confidentiality agreement with the Company known to such Bank; and, provided further, that any Bank may disclose such information

(A)                          at the request or pursuant to any requirement of (1) any Governmental Authority to which such Bank or its Affiliates are subject or in connection with an examination of such Bank or its Affiliates by any such authority and (2) any self-regulatory body having or claiming oversight over any Bank or any of its Affiliates;

(B)                          pursuant to subpoena or other court process; provided that the Company is given prompt notice of such subpoena or other process (unless such Bank is legally prohibited from giving such notice);

(C)                          when required to do so in accordance with the provisions of any applicable Requirement of Law;

(D)                          to the extent reasonably required in connection with any litigation or proceeding to which any Agent, any Bank or their respective Affiliates may be party;

(E)                           to the extent reasonably required in connection with the exercise of any remedy hereunder or under any other Loan Document; and

(F)                            to such Bank’s and its Affiliates’ independent auditors and other professional advisors as may be reasonably required in order for any party to fulfill its obligations; provided that such auditors or advisors shall be informed of the confidentiality requirements of this Agreement.

Notwithstanding the foregoing, the Company authorizes each Bank to disclose to any Participant or Assignee (each, a “Transferee”) and to any prospective Transferee or to any actual or prospective contractual counterparty (or its advisors) to any securitization, hedge or other derivative transaction, such financial and other information in such Bank’s possession concerning the Company or its Subsidiaries which has been delivered to the Administrative Agent or the Banks pursuant to this Agreement or which has been delivered to the Administrative Agent or the Banks by the Company in connection with the Bank’s credit evaluation of the Company prior to entering into this Agreement; provided that, unless otherwise agreed by the Company, such Person agrees in writing to such Bank to keep such information confidential to the same extent required of the Banks hereunder. Notwithstanding anything herein to the contrary, any party hereto (and any employee, representative or other agent of thereof) may disclose to any and all persons, without limitation of any kind, the U.S. federal income tax treatment and the U.S. federal income tax structure of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure. However, no disclosure of any information relating to such tax treatment or tax structure may be made to the extent nondisclosure is reasonably necessary in order to comply with applicable securities laws.  Additionally, the Company agrees to maintain the confidentiality of any information relating to a rate provided by the Administrative Agent pursuant to clause (c) of the definition of “Offshore Base Rate”, except (a) to its directors, officers, employees, advisors or Affiliates on a confidential and need-to-know basis in connection herewith, (b) as consented to by the Administrative Agent or (c) as required by law (including securities laws and GAAP), regulation, judicial or governmental order, subpoena or other legal process or is requested or required by any governmental or regulatory authority or exchange (in which case the Company agrees to inform the Administrative Agent promptly thereof prior to such disclosure, unless the Company is prohibited from giving such notice).

SECTION 10.11. Set-off. In addition to any rights and remedies of the Banks provided by law, if an Event of Default has occurred and is continuing, each Bank is authorized at any time and from time to time, without prior notice to the Company, any such notice being waived by the Company to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing to, such Bank or any of its Affiliates to or for the credit or the account of the Company against any and all Obligations owing to such Bank or Affiliate, now or hereafter existing, irrespective of whether or not the Administrative Agent or such Bank shall have made demand under this Agreement or any Loan Document and although such Obligations may be contingent or unmatured. Each Bank agrees promptly to notify the Company and the Agent after any such set-off and application made by such Bank or Affiliate; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Bank under this Section 10.11 are in addition to the other rights and remedies (including other rights of set-off) which the Bank may have.

SECTION 10.12. Notification of Addresses, Lending Offices, Etc. Each Bank shall notify the Administrative Agent in writing of any changes in the address to which notices to the Bank should be directed, of addresses of its Offshore Lending Office, of payment instructions in respect of all payments to be made to it hereunder and of such other administrative information as the Agent shall reasonably request.

SECTION 10.13. Counterparts. This Agreement may be executed by one or more of the parties to this Agreement in any number of separate counterparts, each of which, when so executed, shall be deemed an original, and all of said counterparts taken together shall be deemed to constitute but one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with the Company and the Administrative Agent.

SECTION 10.14. Severability. The illegality or unenforceability of any provision of this Agreement or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or any instrument or agreement required hereunder.

SECTION 10.15. No Third Parties Benefited. This Agreement is made and entered into for the sole protection and legal benefit of the Company, the Banks and the Agents, and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents. No Agent or Bank shall have any obligation to any Person not a party to this Agreement or other Loan Documents.

SECTION 10.16. Time. Time is of the essence as to each term or provision of this Agreement and each of the other Loan Documents.

SECTION 10.17. Governing Law and Jurisdiction. (a) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK; PROVIDED THAT THE AGENTS AND THE BANKS SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

(b)                       ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT AND ANY OTHER LOAN DOCUMENTS MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE COMPANY, THE AGENTS AND THE BANKS CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON EXCLUSIVE JURISDICTION OF THOSE COURTS. EACH OF THE COMPANY, THE AGENTS AND THE BANKS IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS AGREEMENT OR ANY DOCUMENT RELATED HERETO. THE COMPANY, THE AGENTS AND THE BANKS EACH WAIVE PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY NEW YORK LAW.

SECTION 10.18. Waiver of Jury Trial. THE COMPANY, THE BANKS AND THE AGENTS EACH WAIVE THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON

OR ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR PARTIES, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE. THE COMPANY, THE BANKS AND THE AGENTS EACH AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION 10.18 AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS OR ANY PROVISION HEREOF OR THEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

SECTION 10.19. Electronic Execution of Assignments and Certain Other Documents. The words “execution”, “signed”, “signature” and words of like import in any Assignment and Assumption Agreement or in any amendment or other modification of this Agreement (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

SECTION 10.20. Entire Agreement. This Agreement, together with the other Loan Documents and the Fee Letters, embodies the entire agreement and understanding among the Company, the Banks and the Agents, and supersedes all prior or contemporaneous agreements and understandings of such Persons, verbal or written, relating to the subject matter hereof and thereof.

SECTION 10.21. USA PATRIOT Act Notice. Each Bank that is subject to the Patriot Act and the Administrative Agent (for itself and not on behalf of any Bank) hereby notifies the Company that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Company, which information includes the name and address of the Company and other information that will allow such Bank or the Administrative Agent, as applicable, to identify the Company in accordance with the Patriot Act.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

GENERAL MILLS, INC.

By:	/s/Kofi Bruce
	Name:	Kofi Bruce
	Title:	Vice President, Treasurer

Address for notices:

Number One General Mills Boulevard
Minneapolis, MN 55426
Attn: Vice President, Treasurer

With a copy to:

Number One General Mills Boulevard
Minneapolis, MN 55426
Attn: General Counsel
Facsimile: 763-764-3302

[Signature Page to Credit Agreement]

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent and as a Bank

By:	/s/Tony Yung
	Name:	Tony Yung
	Title:	Executive Director

Address for notices:

500 Stanton Christiana Road
Ops 2 Floor 3
Newark, DE 19713
Attn: Amanda Collins
Facsimile: 302-634-8459

With a copy to:

JPMorgan Chase Bank, N.A.
500 Stanton Christiana Road
Ops 2 Floor 3
Newark, DE 19713
Attn: Heshan Wanigasekera
Facsimile: 302-634-8459

BANK OF AMERICA, N.A. as Syndication Agent and as a Bank

By:	/s/David L. Catherall
	Name:	David L. Catherall
	Title:	Managing Director

BARCLAYS BANK PLC as Syndication Agent and as a Bank

By:	/s/Ronnie Glenn
	Name:	Ronnie Glenn
	Title:	Vice President

CITIBANK, N.A. as Syndication Agent and as a Bank

By:	/s/ [illegible]
	Name:	[illegible]
	Title:	Vice President

DEUTSCHE BANK SECRITIES INC., as Syndication Agent

By:	/s/Ming K. Chu
	Name:	Ming K. Chu
	Title:	Vice President

By:	/s/Heidi Sandquist
	Name:	Heidi Sandquist
	Title:	Director

DEUTSCHE BANK AG NEW YORK BRANCH
as a Bank

By:	/s/Ming K. Chu
	Name:	Ming K. Chu
	Title:	Vice President

By:	/s/Heidi Sandquist
	Name:	Heidi Sandquist
	Title:	Director

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as a Bank

By:	/s/Vipul Dhadda
	Name:	Vipul Dhadda
	Title:	Authorized Signatory

By:	/s/Alex Verdone
	Name:	Alex Verdone
	Title:	Authorized Signatory

Goldman Sachs Bank USA, as a Bank

By:	/s/Mark Walton
	Name:	Mark Walton
	Title:	Authorized Signatory

U.S. BANK NATIONAL ASSOCIATION
as a Bank

By:	/s/Mila Yakovlev
	Name:	Mila Yakovlev
	Title:	Vice President

MORGAN STANLEY BANK, N.A., as a Bank

By:	/s/Michael King
	Name:	Michael King
	Title:	Authorized Signatory

BNP Paribas, as a Bank

By:	/s/Nader Tannous
	Name:	Nader Tannous
	Title:	Managing Director

By:	/s/Emma Petersen
	Name:	Emma Petersen
	Title:	Vice President

HSBC Bank USA, National Association, as a Bank

By:	/s/Alan Vitulich
	Name:	Alan Vitulich
	Title:	Director

for Banks requiring two signature blocks

By:
Name:
Title:

SANTANDER BANK, N.A., as a Bank

By:	/s/William Maag
	Name:	William Maag
	Title:	Senior Vice President

Société Générale, as a Bank

By:	/s/Linda Tam
	Name:	Linda Tam
	Title:	Director

Sumitomo Mitsui Banking Corporation, as a Bank

By:	/s/Shuji Yabe
	Name:	Shuji Yabe
	Title:	Managing Director

for Banks requiring two signature blocks

By:
Name:
Title:

THE BANK OF NEW YORK MELLON, as a Bank

By:	/s/John T. Smathers
	Name:	John T. Smathers
	Title:	First Vice President

Bank of Tokyo-Mitsubishi UFJ, Ltd., as a Bank

By:	/s/Victor Pierzchalski
	Name:	Victor Pierzchalski
	Title:	Authorized Signatory

Toronto Dominion (Texas) LLC, as a Bank

By:	/s/Marie Fernandes
	Name:	Marie Fernandes
	Title:	Authorized Signatory

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Bank

By:	/s/Peter R. Martinets
	Name:	Peter R. Martinets
	Title:	Managing Director

AgFirst Farm Credit, as a Bank

By:	/s/Gines Perez
	Name:	Gines Perez
	Title:	Vice President

for Banks requiring two signature blocks

By:
Name:
Title:

Bank of China, New York Branch, as a Bank

By:	/s/Xunxun Li
	Name:	Xunxun Li
	Title:	Senior Vice President

ICICI Bank Limited, New York Branch, as a Bank

By:	/s/Akashdeep Sarpal
	Name:	Akashdeep Sarpal
	Title:	Joint General Manager

for Banks requiring two signature blocks

By:
Name:
Title:

NATIONAL AUSTRALIA BANK LIMITED, as a Bank

By:	/s/Marcia Bockol
	Name:	Marcia Bockol
	Title:	Director, Client Coverage Americas

Standard Chartered Bank, as a Bank

By:	/s/Steven Aloupis
	Name:	Steven Aloupis
	Title:	Managing Director

for Banks requiring two signature blocks

By:	/s/Hsing H. Huang
	Name:	Hsing H. Huang
	Title:	Associate Director
Standard Chartered Bank NY

PRICING SCHEDULE

The “Facility Fee Rate”, “Offshore Rate Margin” and “Base Rate Margin” for any day are the respective percentages set forth below in the applicable row and column based upon the Status that exists on such day:

Status	Level I	Level II	Level III	Level IV	Level V
Facility Fee Rate:	0.060%	0.070%	0.090%	0.100%	0.150%
Offshore Rate Margin:	0.690%	0.805%	0.910%	1.025%	1.100%
Base Rate Margin:	0.000%	0.000%	0.000%	0.025%	0.100%

For purposes of this Schedule, the following terms have the following meanings:

“Level I” status exists at any date if, at such date, the Company’s senior unsecured long-term debt has ratings that are better than or equal to A+ by S&P and/or A1 by Moody’s.

“Level II” status exists at any date if, at such date, the Company’s senior unsecured long-term debt has ratings that are better than or equal to A by S&P and/or A2 by Moody’s, and Level I status does not exist.

“Level III” status exists at any date if, at such date, the Company’s senior unsecured long-term debt has ratings that are better than or equal to A- by S&P and/or A3 by Moody’s, and neither Level I nor Level II status exists.

“Level IV” status exists at any date if, at such date, the Company’s senior unsecured long-term debt has ratings that are better than or equal to BBB+ by S&P and/or Baa1 by Moody’s, and none of Level I status, Level II status and Level III status exists.

“Level V” status exists at any date if, at such date, no other Status exists.

“Status” refers to the determination of which of Level I status, Level II status, Level III status, Level IV status or Level V status exists at any date.

The credit ratings to be utilized for purposes of this Schedule are those assigned to the senior unsecured long-term debt securities of the Company without third-party credit enhancement, and any rating assigned to any other debt security of the Company shall be disregarded. The rating in effect at any date is that in effect at the close of business on such date. If the ratings are split, the applicable pricing will be based upon the higher rating assigned by S&P or Moody’s; provided that if the rating differential is more than one notch, the applicable pricing will be based on a rating one notch lower than the higher rating.

SCHEDULE 2.01

Bank	Revolving Commitment

JPMorgan Chase Bank, N.A.	$72,500,000
Bank of America, N.A.	$72,500,000
Barclays Bank PLC	$72,500,000
Citibank N.A.	$72,500,000
Deutsche Bank AG New York Branch	$72,500,000
Credit Suisse AG, Cayman Islands Branch	$61,250,000
Goldman Sachs Bank USA	$61,250,000
Morgan Stanley Bank, N.A.	$61,250,000
U.S. Bank National Association	$61,250,000
BNP Paribas	$32,500,000
HSBC Bank USA, National Association	$32,500,000
Santander Bank, N.A.	$32,500,000
Societe Generale	$32,500,000
Sumitomo Mitsui Banking Corporation	$32,500,000
The Bank of New York Mellon	$32,500,000
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	$32,500,000
Toronto Dominion (Texas) LLC	$32,500,000
Wells Fargo Bank, National Association	$32,500,000
AgFirst Farm Credit	$20,000,000
Bank of China, New York Branch	$20,000,000
ICICI Bank Limited, New York Branch	$20,000,000
National Australia Bank Limited	$20,000,000
Standard Chartered Bank	$20,000,000

Total	$1,000,000,000